Exhibit 10.3

DEUTSCHE BANK AG NEW YORK	RBC CAPITAL MARKETS, LLC
BRANCH	ROYAL BANK OF CANADA
DEUTSCHE BANK AG CAYMAN ISLANDS	Three World Financial Center
BRANCH	200 Vesey Street, 10th Floor
DEUTSCHE BANK SECURITIES INC.	New York, New York 10281
60 Wall Street
New York, New York 10005

November 5, 2013

Endo Health Solutions Inc.

1400 Atwater Drive

Malvern, Pennsylvania 19355

Attention: Suketu P. Upadhyay, Executive Vice President and Chief Financial Officer

Project Unicorn

Commitment Letter

Ladies and Gentlemen:

Endo Health Solutions Inc. (the “Company” or “you”) has advised Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBNY, DBCI and any of their respective affiliates acting as provided herein, collectively, “DB”), Royal Bank of Canada (“RBC”) and RBC Capital Markets1 (“RBCCM” and, together with RBC and DB, the “Agents”, “we” or “us”) that you intend to consummate the Transaction (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transaction Description attached hereto as Exhibit A or in the Term Sheets referred to below).

1. Commitments.

In connection with the foregoing, (i)(x) DBNY is pleased to advise you of its commitment to provide (on a several basis) 50.0% of the principal amount of the Senior Secured Credit Facilities and (y) RBC is pleased to advise you of its commitment to provide (on a several basis) 50.0% of the principal amount of the Senior Secured Credit Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (together with the exhibits attached hereto, this “Commitment Letter”) and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior Secured Credit Facilities Term Sheet”), and (ii)(x) DBCI (together with DBNY and RBC, the “Initial Lenders”) is pleased to advise you of its commitment to provide (on a several basis) 50.0% of the principal amount of the Senior Bridge Facility and (y) RBC is pleased to advise you of its commitment to provide (on

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

a several basis) 50.0% of the principal amount of the Senior Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Senior Bridge Facility Term Sheet” and, together with the Senior Secured Credit Facilities Term Sheet and Exhibit D attached hereto, the “Term Sheets”).

2. Titles and Roles.

You hereby appoint (i) DBSI and RBCCM to act, and DBSI and RBCCM hereby agree to act, as joint lead arrangers and joint book-running managers for the Facilities (DBSI and RBCCM together in such capacity, the “Lead Arrangers”) on an exclusive basis in connection with the proposed arrangement and subsequent syndication of the Facilities, (ii) DBNY to act, and DBNY hereby agrees to act, as sole administrative agent and collateral agent for the Senior Secured Credit Facilities, and (iii) RBC to act, and RBC hereby agrees to act, as sole administrative agent for the Senior Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of DBSI, DBNY, RBC and RBCCM will perform the duties and exercise the authority customarily performed and exercised by it in the foregoing roles.

You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with obtaining any commitment to the Facilities unless you and we shall so agree (with your agreement not to be unreasonably withheld or delayed); provided that, at any time on or prior to the 15th business day following the date of this Commitment Letter, you may (in consultation with the Agents) appoint additional joint lead arrangers and joint bookrunners reasonably acceptable to the Agents for each of the Facilities (the “Additional Agents”) and the aggregate economics payable to such Additional Agents for each of the Facilities shall not exceed 50.0% of the total economics which would otherwise be payable to the Agents pursuant to the Fee Letter (exclusive of any fees payable to an administrative agent or collateral agent in its capacity as such) (it being understood that (i) each such Additional Agent’s several commitment shall be allocated pro rata among the Facilities, (ii) the commitments of the Initial Lenders hereunder will be reduced pro rata by the amount of the commitments of each such Additional Agent (or its relevant affiliate) under the applicable Facility, upon the execution of customary joinder documentation satisfactory to the Lead Arrangers, (iii) the commitments assumed by such Additional Agent for each of the Facilities will be in proportion to the economics allocated to such Additional Agent and (iv) no Additional Agents (nor any affiliate thereof) shall receive greater economics in respect of any Facility than that received by DB or RBC.

The parties hereto agree that (i)(x) DBSI will have “left lead” and RBCCM will have “immediate right lead” placement in any and all marketing materials or other documentation used in connection with the Senior Secured Credit Facilities (and equivalent ranking for league table purposes) and (y) RBCCM will have “left lead” and DBSI will have “immediate right lead” placement in any and all marketing materials or other documentation used in connection with the Senior Bridge Facility (and equivalent ranking for league table purposes), (ii) DBSI and RBCCM shall each hold the leading roles and responsibilities conventionally associated with such “left” and “right” placement, as the case may be, with respect to the Facilities and (iii) DBSI and RBCCM shall be entitled to receive league table credit for their roles as “joint lead arrangers” and “joint book-running managers” for the Facilities.

3. Syndication.

We reserve the right, prior to and/or after the execution of definitive documentation for the Facilities (the “Credit Documentation”), to syndicate all or a portion of our commitments with respect to the Facilities to a group of banks, financial institutions and other lenders (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you (and reasonably acceptable to you with respect to the Revolving Credit Facility) pursuant to a syndication to be managed exclusively by the Lead Arrangers. All aspects of the syndication of the Facilities, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by (and coordinated exclusively through) the Lead Arrangers (in each case in consultation with you).

We intend to commence our syndication efforts with respect to the Facilities promptly upon your execution and delivery to us of this Commitment Letter, and, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 60 days after the Closing Date, you agree to use your commercially reasonable efforts to assist the Lead Arrangers in completing a syndication that is reasonably satisfactory to the Lead Arrangers. Such assistance shall include (i) your using commercially reasonable efforts to ensure that any syndication and marketing efforts benefit materially from your and, to the extent practical and appropriate, the Target’s existing lending and investment banking relationships, (ii) direct contact between senior management, representatives and advisors of you (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Target), on the one hand, and the proposed Lenders and rating agencies identified by the Lead Arrangers, on the other hand, at times and places reasonably requested by the Lead Arrangers, (iii) assistance by you (and your using commercially reasonable efforts to cause the assistance by the Target) in the prompt preparation of a Confidential Information Memorandum for each of the Facilities and other customary marketing materials and information reasonably deemed necessary by the Lead Arrangers to complete a successful syndication (collectively, the “Information Materials”) for delivery to potential syndicate members and participants, including, without limitation, estimates, forecasts, projections and other forward-looking financial information regarding the future performance of the Parent, the Company, the Target and your and its respective subsidiaries (collectively, the “Projections”), (iv) the hosting, with the Lead Arrangers, of one or more meetings with prospective Lenders at reasonable times and locations to be agreed, (v) your using commercially reasonable efforts to obtain, prior to the launch of the syndication of the Facilities and the marketing of the Senior Notes, public ratings (but no specific ratings) for each of the Facilities and the Senior Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and a public corporate credit rating (but no specific rating) of the Lux Borrower from S&P and a public corporate family rating (but no specific rating) of the Lux Borrower from Moody’s, and (vi) prior to the 60th day following the earlier of the Closing Date and Successful Syndication, your ensuring that there will not be any announcement, issuance, offering, placement or arrangement of any competing debt securities or commercial bank or other credit facilities (including refinancings and renewals of debt but excluding the Facilities, the Senior Notes and any debt incurred in the ordinary course of business to the extent permitted by the Acquisition Agreement or the Credit Documentation) by or on behalf of (x) the Company or any of its subsidiaries or affiliates or (y) using your commercially reasonable efforts, the Acquired Business, in each case that could reasonably be expected to materially and adversely affect the syndication of the Facilities without the prior written consent of the Lead Arrangers (not to be unreasonably withheld or delayed). For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding you, the Company or any of your or its respective affiliates; provided that you shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information to the extent reasonably requested by the Lead Arrangers. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter and without limiting your obligations to assist with syndication efforts as set forth herein, (i) none of the foregoing shall constitute a condition to the commitments hereunder or the funding of the Senior Secured Credit Facilities on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Facilities shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

You hereby acknowledge that (i) the Agents will make available Information (as defined below) and Projections, and the documentation relating to the Facilities referred to in the paragraph below, to the proposed syndicate of Lenders by transmitting such Information, Projections and documentation through Intralinks, SyndTrak Online, the internet, email or similar electronic transmission systems and (ii) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent, the Company, the Target and their respective subsidiaries or securities). You agree, at the request of the Lead Arrangers and subject to the requirements of applicable law, to assist in the preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to the Parent, the Company, the Target or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws and applicable Canadian securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).

It is understood that in connection with your assistance described above, customary authorization letters will be included in any such Confidential Information Memorandum that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Confidential Information Memorandum does not include any material non-public information and exculpate us with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof and exculpate you and the Acquired Business with respect to any liability related to the misuse of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof. You agree that such Confidential Information Memorandum or related offering and marketing materials to be disseminated by the Lead Arrangers to any prospective Lender in connection with the Facilities will be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information. You acknowledge that the following documents will contain solely Public Lender Information (unless you notify us promptly that any such document contains Private Lender Information): (x) drafts and final versions of the Credit Documentation; (y) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocation, if any, and funding and closing memoranda); and (z) notification of changes in the terms and conditions of the Facilities.

4. Information.

You represent, warrant and covenant (with respect to Information relating to the Acquired Business, to the best of your knowledge) that (a) no written information which has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby (other than the Projections, other forward looking information and information of a general economic or general industry nature) (such information being referred to herein collectively as the “Information”) taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not misleading, in light of the circumstances under which they were (or hereafter are) made, and (b) the Projections that have been or will be made available to the Agents by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to the Agents, it being recognized by the Agents that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the earlier of (x) 60 days after the Closing Date and (y) the Successful Syndication of the Facilities, you become aware that any of the representations and warranties in the preceding sentence would be incorrect (to the best of your knowledge as to Information relating to the Acquired Business) in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly advise the Agents and supplement (or use commercially reasonable efforts to supplement, in the case of Information relating to the Acquired Business) the Information and the Projections so that such representations and warranties will be (to the best of your knowledge as to Information relating to the Acquired Business) correct in all material respects under those circumstances (provided that no update of the Projections will be required under this paragraph after the Closing Date). The accuracy of the foregoing representations and warranties, in and of itself, shall not be a condition to our obligations hereunder or the funding of the Facilities on the Closing Date. You understand that, in arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or the Projections.

5. Conditions Precedent.

Each Initial Lender’s commitment hereunder, and the agreement of each Agent to perform the services described herein, are subject to (a) no Target Material Adverse Effect (as defined below) having occurred since the date hereof and (b) the conditions set forth in Exhibit D attached hereto (clauses (a) and (b), collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Documentation) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the initial funding under the Facilities shall occur (except to the extent Senior Notes are issued in lieu of the Senior Bridge Facility or a portion thereof and the gross cash proceeds from such Senior Notes are available to consummate the Transactions)).

For purposes hereof, “Target Material Adverse Effect” means (with capitalized terms used in this definition and not otherwise defined in this Commitment Letter having the meanings assigned thereto in the Acquisition Agreement) any result, fact, change, effect, event, circumstance, occurrence or development that, taken together with all other results, facts, changes, effects, events, circumstances, occurrences or developments has, or would reasonably be expected to have, a material and adverse effect on the business, operations, results of operations or condition (whether financial or otherwise) of the Target and its Subsidiaries, taken as a whole; provided, however, that any result, fact, change, effect, event, circumstance, occurrence or development shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Target Material Adverse Effect to the extent that such result, fact, change, effect, event, circumstance, occurrence or development arises out of or results from:

(a)	changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions, or political, economic or financial or capital market conditions in any jurisdiction in which the Target or any of its Subsidiaries operate or carry on business;

(b)	changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

(c)	any earthquake, hurricane, tornado or other similar natural disaster;

(d)	changes or developments in or relating to currency exchange or interest rates;

(e)	changes or developments generally affecting the pharmaceutical industry;

(f)	any change in IFRS or U.S. GAAP;

(g)	any actions taken (or omitted to be taken) by the Target upon the express written request of the Company; or

(h)	any failure by the Target to meet projections of revenue, earnings or other financial measures in and of itself (provided that the underlying cause of such failure may be taken into account in determining whether a Target Material Adverse Effect has occurred unless otherwise excluded under this definition);

provided, however, that the effect of the changes or developments described in clauses (a) through (f) above shall not be excluded to the extent that any of the changes or developments referred to therein disproportionately adversely affect the Target and its Subsidiaries, taken as a whole, in comparison to other Persons who operate in the same industry as the Target and its Subsidiaries.

Notwithstanding anything set forth in this Commitment Letter, the Term Sheets, the Fee Letter or the Credit Documentation, or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations and warranties which shall be a condition to availability of the Facilities on the Closing Date shall be (x) such of the representations made by (or relating to) the Company and the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or (with respect to representations made by (or relating to) the Company) the Target have (or your or the Target’s applicable affiliate has the right (determined without regard to any notice requirement) to terminate your or the Target’s (or your or the Target’s affiliate’s) obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations (the “Acquisition Agreement Representations”) and (y) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth herein and in the Term Sheets are satisfied (it being understood that (I) to the extent any Collateral referred to in the Senior Secured Facilities Term Sheet may not be perfected by (A) the filing of a UCC or Personal Property Security Act (or equivalent statute in the applicable Canadian provinces) financing statement, or (B) taking delivery and possession of (x) a stock certificate of each Borrower and each direct and indirect holding company thereof (other than the Parent and the Irish Intermediate Holdco), as well as each material direct or indirect wholly-owned domestic or Canadian restricted subsidiary of the Lux Borrower (provided that such certificates of the Target and its material wholly-owned domestic restricted subsidiaries will be required to be delivered on the Closing Date only to the extent received from Target after your use of commercially reasonable efforts to do so) or (y) promissory notes evidencing any Endo Intercompany Loans (as defined in Exhibit A) or (C) the filing of a short-form security agreement with the United States Patent and Trademark Office or the United States Copyright Office, if the perfection of the Administrative Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date after your use of commercially reasonable efforts to do so and without undue burden and expense, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Senior Secured Credit Facilities on the Closing Date but, instead, may be accomplished within a period after the Closing Date reasonably acceptable to DBNY and RBC and (II) nothing in preceding clause (ii) shall be construed to limit the applicability of the individual conditions expressly set forth herein or in the Term Sheets). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheets relating to legal existence, corporate power and authority relating to the entering into and performance of the Credit Documentation, the due authorization, execution, delivery, validity and enforceability of the Credit Documentation, no conflicts with or violations of organizational documents or the indentures governing the Existing Notes or Convertible Notes (as defined in Exhibit D), margin regulations, the Investment Company Act of 1940, as amended, solvency of the Borrowers, the Company, the Target and their respective subsidiaries on a consolidated basis as of the Closing Date (after giving pro forma effect to the Transaction), PATRIOT Act/“know your customer” laws, OFAC/anti-terrorism laws (to the extent applicable) and, subject to subclause (I) of the last parenthetical appearing in the preceding sentence (and subject to permitted liens), the creation, validity, perfection and priority of the security interests granted in the proposed Collateral. The provisions of this paragraph are referred to as the “Funds Certain Provisions”.

6. Fees.

As consideration for each Initial Lender’s commitment hereunder, and the agreement of each Agent to perform the services described herein, you agree to pay (or cause to be paid) to each Agent the fees to which such Agent is entitled set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”).

7. Expenses; Indemnification.

To induce the Agents to issue this Commitment Letter and to proceed with the Credit Documentation, you hereby agree that all reasonable and documented out-of-pocket fees and expenses (including, without limitation, in connection with each of the Facilities (which in the case of legal fees and expenses shall be limited to the reasonable fees and expenses of (x) the primary counsel acting for the Lead Arrangers, which shall be White & Case LLP, (y) one local counsel for each relevant jurisdiction as may be necessary or advisable in the sole judgment of the Lead Arrangers and (z) Latham & Watkins LLP)) of the Agents and their affiliates arising in connection with the Facilities and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter and the Credit Documentation (including in connection with our due diligence and syndication efforts) shall be for your account (and that you shall from time to time upon request from such Agent, reimburse such Agent and its respective affiliates for all such reasonable and documented out-of-pocket fees and expenses paid or incurred by them), whether or not the Transaction is consummated or the Facilities are made available or the Credit Documentation is executed.

You further agree to indemnify and hold harmless each Agent, each Additional Agent and each other agent or co-agent (if any) designated by the Lead Arrangers with respect to the Facilities (together with any Additional Agent, each, a “Co-Agent”), each Initial Lender, each Lender which is a Co-Agent or an affiliate thereof (each, a “Co-Agent Lender”) and all of their respective affiliates and each director, officer, employee, representative and advisor of the foregoing (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Co-Agent, any Initial Lender, any Co-Agent Lender or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transaction, this Commitment Letter or the Fee Letter and, upon demand, to pay and reimburse each Agent, each Co-Agent, each Initial Lender, each Co-Agent Lender and each other Indemnified Person for any reasonable legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole (and, in the case of an actual conflict of interest, where the Indemnified Person affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole or other reasonable and documented out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Co-Agent, any Initial Lender, any Co-Agent Lender or any other such Indemnified Person is a party to any action or proceeding out of which any such expenses arise or such matter is initiated by a third party or by you or any of your affiliates); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent same resulted from (x) the gross negligence or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) a material breach in bad faith by the relevant Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) of the express contractual obligations of such Indemnified Person under this Commitment Letter pursuant to a claim made by you or (z) any disputes among the Indemnified Parties (other than in their capacities as Co-Agents) and not arising from any act or omission by the Company or any of its affiliates.

No Agent nor any other Indemnified Person shall be responsible or liable to you or any other person or entity for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks, Syndtrak Online or email) or (ii) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter, the Fee Letter or the Transaction even if advised of the possibility thereof, in each case, other as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision.

You agree that, without each Agent’s prior written consent (such consent not to be unreasonably withheld or delayed), the Company will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Commitment Letter (whether or not any Agent or any other Indemnified Person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.

In addition, the Company agrees to indemnify the Indemnified Persons against any loss incurred by any Indemnified Person as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such Indemnified Person is able to purchase United States dollars with the amount of the Judgment Currency actually received by such Indemnified Person. The foregoing indemnity shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

The indemnification and contribution provisions contained in this Commitment Letter are in addition to any liability which the Company may otherwise have to an Indemnified Person. Solely for purposes of enforcing the provisions of this Section 7, the Company hereby consents to personal jurisdiction, service of process and venue in any court in which any claim or proceeding that is subject to this Section 7 is brought against any Agent.

8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

Each Agent reserves the right to employ the services of its affiliates and branches (including, without limitation, in the case of DB, Deutsche Bank AG) in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Agent in such manner as such Agent and its affiliates may agree in their sole discretion. You acknowledge that (i) each Agent may share with any of its affiliates and its and their respective directors, officers, employees, representatives, agents and advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Related Persons”) and such affiliates and Related Persons may share with such Agent, any information related to the Transaction, the Parent, the Borrowers, the Company and the Target (and its and their respective subsidiaries and affiliates) or any of the matters contemplated hereby and (ii) each Agent and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you, the Target or your or its affiliates may have conflicting interests regarding the transactions described herein or otherwise. No Agent will, however, furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you to other companies (other than your affiliates). You also acknowledge that no Agent has any obligation to use in connection with the Transaction, this Commitment Letter, the Fee Letter or to furnish to you, confidential information obtained by it from other companies.

You acknowledge that you have been advised of the role of DBSI, RBCCM and/or their respective affiliates as financial advisors to you in connection with the Transaction and that, in such capacity, DBSI and RBCCM are not advising you to enter this Commitment Letter or the Fee Letter or advising you with respect to any financing contemplated herein and therein. You acknowledge and agree that you (together with your legal and other advisors) are independently evaluating this Commitment Letter, the Fee Letter and any provision of financing contemplated herein and therein and are fully aware of any conflicts of interest which may exist as a result of DBSI’s and RBCCM’s engagement hereunder and the engagement of DBSI, RBCCM or any of their respective affiliates as financial advisor to you. You acknowledge and agree to such retentions, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of DBSI, RBCCM or any of their respective affiliates as financial advisor to you in connection with the Transaction and, on the other hand, DBSI’s and RBCCM’s engagement hereunder or any arrangement, underwriting or provision by it of any financing in connection with the Transaction.

You further acknowledge and agree that (i) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of the Transaction, this Commitment Letter or the Fee Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (ii) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part in respect of the transactions contemplated by this Commitment Letter, (iii) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and the Fee Letter, (iv) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (v) you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in respect of the transactions contemplated by this Commitment Letter and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. Additionally, you acknowledge and agree that no Agent nor any affiliate thereof has, except as expressly contemplated in the preceding paragraph, advised or is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction in connection with the Transaction, this Commitment Letter and the Fee Letter. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by this Commitment Letter, and no Agent nor any affiliate thereof shall have any responsibility or liability to you with respect thereto. Accordingly, it is specifically understood that you will base your decisions regarding whether and how to pursue the Transaction or any portion thereof based on the advice of your legal, tax and other business advisors and such other factors that you consider appropriate. Each Agent is serving as an independent contractor hereunder, and in connection with the Transaction, in respect of its services hereunder and in such connection and not as a fiduciary or trustee of any party. The Company further acknowledges and agrees that any review by the Lead Arrangers of the Company, the Acquired Business, the Facilities, any Offering of Securities, the terms of any Securities and other matters relating thereto will be performed solely for the benefit of the Lead Arrangers and shall not be on behalf of the Company or any other person.

You further acknowledge that each of DBSI and RBCCM is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each of DBSI and RBCCM and their respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Acquired Business and your and their respective subsidiaries and other companies with which you, the Acquired Business or your subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by DBSI, RBCCM or any of their respective affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Each Agent or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Acquired Business or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

9. Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity except (a) to your officers, directors, affiliates, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential and need-to-know basis, (b) as required by applicable law or compulsory legal process or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review or (c) if the Agents consent in writing to such proposed disclosure (such consent not to be unreasonably withheld); provided that (i) you may disclose this Commitment Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) to the Acquired Business, its affiliates and their respective officers, directors, employees, attorneys, accountants and advisors, in each case who are directly involved in the consideration of this matter and on a confidential and need-to-know basis (provided that you also may disclose the Fee Letter (including the “market flex” thereof) (subject to redactions satisfactory to the Agents) to such persons), (ii) you may disclose this Commitment Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) in any prospectus or other offering memorandum relating to the Senior Notes or in any filing with the SEC or applicable provincial securities regulators in Canada in connection with the Transaction, (iii) you may disclose the Term Sheets and the other exhibits and annexes to the Commitment Letter, and the contents thereof, to any rating agencies in connection with obtaining ratings for the Lux Borrower and the Facilities, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts applicable to the Transaction to the extent customary or required in offering and marketing materials for the Facilities and/or the Senior Notes or in any public release or filing relating to the Transaction and (v) in consultation with the Lead Arranger, you may disclose the Fee Letter and the contents thereof to any prospective Additional Agent and to such Additional Agent’s respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis.

The Agents and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter (and any other engagement letter between you and such persons) and shall treat confidentially all such information; provided that nothing herein shall prevent the Agents from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Agents, to the extent permitted by law, agree to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction or oversight over the Agents or any of their respective affiliates, their business or operations, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Agents or any of their affiliates, (d) to the extent that such information is received by the Agents from a third party that is not to their knowledge subject to confidentiality obligations to you or the Acquired Business, (e) to the extent that such information is independently developed by the Agents, (f) to the Agents’ respective affiliates and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers, the Company, the Acquired Business or any of their respective affiliates or any of their respective obligations, in each case who are instructed that they shall be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for purposes of establishing a “due diligence” defense or (i) to enforce their respective rights hereunder or under the Fee Letter. The Agents’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the execution and delivery of the Credit Documentation and initial funding thereunder (or, in the event that any Senior Notes are issued on the Closing Date, upon the initial funding of the Senior Secured Credit Facilities only) or shall expire on the date occurring 18 months after the date hereof, whichever occurs earlier.

10. Assignments; Etc.

This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you without the prior written consent of each Agent (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and thereto (and Indemnified Persons) and may not be relied upon by any person or entity other than you. Each Agent may assign its commitment hereunder to one or more prospective Lenders; provided that, except with respect to assignments to Additional Agents as contemplated above, (a) no Initial Lender shall be relieved or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities (including its commitments in respect thereof) until after the initial funding of the Facilities and (if applicable) the issuance of the Senior Notes on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of an Initial Lender’s commitments in respect of the Facilities until the initial funding of the Facilities and (if applicable) the issuance of the Senior Notes on the Closing Date, and (c) unless you agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the applicable Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the Facilities and (if applicable) the issuance of the Senior Notes on the Closing Date has occurred. Any and all obligations of, and services to be provided by an Agent hereunder (including, without limitation, the commitment of such Agent) may be performed and any and all rights of the Agents hereunder may be exercised by or through any of their respective affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate will not relieve the Agents from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned.

11. Amendments; Governing Law; Etc.

This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by you and each Agent. Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile (or other electronic, i.e. a “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. Section headings used herein and in the Fee Letter are for convenience of reference only, are not part of this Commitment Letter or the Fee Letter, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or the Fee Letter, as the case may be. Notwithstanding anything to the contrary set forth herein, each Agent may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the Closing Date in the form of a “tombstone” or otherwise describing the names of the Borrowers, the Company, the Acquired Business and their respective affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of such Agent. This Commitment Letter and the Fee Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and therein and supersede all prior understandings, whether written or oral, between us with respect to the matters herein and therein. Matters that are not covered or made clear in this Commitment Letter or in the Fee Letter are subject to mutual agreement of the parties hereto. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of Target Material Adverse Effect and whether there shall have occurred a Target Material Adverse Effect, (b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement and (c) the determination of whether the representations made by or with respect to the Company and the Acquired Business or any of their affiliates are accurate and whether as a result of any inaccuracy of any such representations a party to the Acquisition Agreement (or its applicable affiliates) has the right to terminate its (or their) obligations, or has the right not to consummate the Acquisition, under the Acquisition Agreement, shall be governed by, and construed in accordance with, the domestic laws of the State of Delaware without regard to the principles of conflicts of law.

12. Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such courts located within New York County; provided that each Agent shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be laid over you or your property, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

13. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

14. Surviving Provisions.

The provisions of Sections 2, 3, 6, 7, 8, 9, 11, 12, 13 and 14 of this Commitment Letter and the provisions of the Fee Letter shall remain in full force and effect regardless of whether definitive Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of the Agents hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality, the syndication of the Facilities and the payment of annual agency fees to any Agent, shall automatically terminate and be superseded by the definitive Credit Documentation relating to the Facilities upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter. You may terminate the Initial Lenders’ (and any Additional Agents’) commitments with respect to the Facilities hereunder at any time in their entirety (but not in part), subject to the provisions of the preceding sentence, by written notice to the Initial Lenders.

15. PATRIOT Act Notification.

Each Agent hereby notifies the Company that each Lender subject to the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “PATRIOT Act”) is required to obtain, verify and record information that identifies the Parent, the Borrowers and any other obligor under the Facilities and any related Credit Documentation and other information that will allow such Lender to identify the Parent, the Borrowers and any other obligor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Lender. You hereby acknowledge and agree that the Agents shall be permitted to share any or all such information with the Lenders.

16. Termination and Acceptance.

Each Agent’s commitments with respect to the Facilities as set forth above, and each Agent’s agreements to perform the services described herein, will automatically terminate (without further action or notice and without further obligation to you) on the first to occur of (i) 5:00 p.m., New York City time, on May 5, 2014, unless on or prior to such time the Transaction has been consummated, (ii) in the case of DBCI’s and RBC’s commitments with respect to the Senior Bridge Facility only, the date of the issuance of the Senior Notes (in escrow or otherwise) in lieu of a borrowing thereunder, (iii) any time after the execution of the Acquisition Agreement and prior to the consummation of the Transaction, the date of the termination of the Acquisition Agreement (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions), or (iv) the consummation of the Acquisition without the use of the Senior Secured Credit Facilities and, unless the Senior Notes are issued, the Senior Bridge Facility (such first date to occur, the “Expiration Date”).

Each of the parties hereto agrees that (i) this Commitment Letter, if accepted by you as provided above, is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Facilities is subject to the Funding Conditions and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)).

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on November 5, 2013. The commitments of each Initial Lender hereunder, and the Agents’ agreements to perform the services described herein, will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK SECURITIES INC.

By:
Name:
Title:

By:
Name:
Title:

ROYAL BANK OF CANADA

By:
Name:
Title:

RBC CAPITAL MARKETS, LLC

By:
Name:
Title:

Accepted and agreed to as of the date first above written:

ENDO HEALTH SOLUTIONS INC.

By:
Name:
Title:

EXHIBIT A

Project Unicorn

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the commitment letter to which this Exhibit A is attached. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Endo Health Solutions Inc. (the “Company”) or any one or more of its affiliates (including any one or more newly-formed entities intended to act as direct or indirect holding companies for the Company and/or the Acquired Business (as defined below)) intends to (i) undertake a corporate reorganization (the “Restructuring”) whereby, amongst other corporate actions, (x) all of the Company’s shareholders will exchange their shares in the Company for shares in a newly-formed entity organized under the laws of Ireland (the “Parent”) and (y) a newly-formed indirect, wholly-owned subsidiary of the Parent organized under the laws of the State of Delaware will merge with and into the Company, which such merger shall result in the Company becoming an indirect, wholly-owned subsidiary of the Parent, (ii) acquire, in a “friendly” transaction and for consideration consisting of (x) shares of common stock of the Parent and (y) up to $20.0 million (subject to adjustment as provided in the Acquisition Agreement) in cash, all of the capital stock of a company identified to us and code-named “Unicorn” by way of a plan of arrangement under Section 192 of the Canada Business Corporations Act, which such plan of arrangement shall result in the Target becoming an indirect, wholly-owned subsidiary of the Parent (“Target” and, together with its subsidiaries, the “Acquired Business”) (the “Acquisition”), (iii) repay in full and terminate all commitments under the existing senior secured credit facilities of the Company in an aggregate principal amount of approximately $1,400.0 million and pay any and all accrued and unpaid interest thereon (the “Company Bank Refinancing”) and (iv) commence a change of control offer (collectively, the “Change of Control Offers”) required pursuant to the terms of each of the indentures governing its existing 7.000% Senior Notes due 2019 (the “2019 Notes”), 7.000% Senior Notes due 2020 (the “2020 Notes”) and 7.250% Senior Notes due 2022 (the “2022 Notes” and, together with the 2019 Notes and the 2020 Notes, the “Existing Notes”) as a result of the Transaction (as defined below) (together with the Company Bank Refinancing, the “Refinancing”).

The sources of cash funds needed to effect the Acquisition, the Restructuring, the Refinancing and to pay all fees and expenses incurred in connection with the Transaction (as defined below) (the “Transaction Costs”) and to provide for the working capital needs and general corporate requirements of the Parent, the Company, the Target and their respective subsidiaries after giving effect to the Transactions shall be provided through:

(i)	available cash on hand of the Company; and

(ii)	third-party debt financing consisting of the following:

(A) senior secured term loan facilities to be made available to the Borrowers (as defined in Exhibit B) (the “Term Loan Facilities”), consisting of (x) a term loan A facility in an aggregate principal amount equal to $1,100.0 million and (y) a term loan B facility in an aggregate principal amount equal to $750.0 million;

(B) a senior secured revolving credit facility to be made available to the Lux Borrower (as defined in Exhibit B) and the U.S. Co-Borrower (as defined in Exhibit B) in an aggregate amount of $750.0 million (the “Revolving Credit Facility”, and together with the Term Loan Facilities, the “Senior Secured Credit Facilities”); provided that, except as expressly provided in the Senior Secured Credit Facilities Term Sheet, no portion of the Revolving Credit Facility may be utilized to make payments owing to finance the Acquisition, the Restructuring or the Refinancing or to pay Transaction Costs; and

(C) either (x) the issuance and sale by a newly-formed société anonyme (public limited liability company) incorporated under the laws of the Grand Duchy of Luxembourg as a wholly-owned direct subsidiary of the Lux Borrower (the “Lux Notes Issuer”) and the U.S. Co-Borrower (together with the Lux Notes Issuer, the “Senior Notes Issuers”) of up to $1,300.0 million in aggregate principal amount of unsecured senior notes (the “Senior Notes”) in a public offering or in a Rule 144A or other private placement (in each case, with customary registration rights) or (y) if and to the extent that the Senior Notes are not issued in such an aggregate principal amount on or prior to the Closing Date, the incurrence by the U.S. Denominated Borrowers of loans in an aggregate principal amount equal to the remainder of $1,300.0 million less the aggregate principal amount of Senior Notes issued pursuant to the immediately preceding clause (x) (the “Senior Bridge Loans”) under a new unsecured senior bridge facility as described in Exhibit C (the “Senior Bridge Facility” and, together with the Senior Secured Credit Facilities, being collectively referred to as the “Facilities”).

Amounts to be used by the Company and its subsidiaries to effect the Refinancing (including all amounts to be used to repay outstanding indebtedness (and fees, interest and premiums, if any, payable in connection therewith) of the Company and its subsidiaries as part of the Refinancing), shall be loaned by the Lux Borrower (or another subsidiary of the Lux Borrower reasonably satisfactory to the Lead Arrangers) to the Company (x) in the case of amounts used to refinance the Existing Credit Agreement (as defined in Exhibit D) and other secured indebtedness of the Company and its subsidiaries, pursuant to a secured intercompany note (which shall be secured on a junior lien basis to the Senior Secured Credit Facility, pursuant to intercreditor provisions reasonably satisfactory to the Lead Arranger), on terms, and pursuant to documentation, reasonably satisfactory to the Lead Arrangers (with such secured intercompany loans being herein called the “Endo Secured Intercompany Loans”) and (y) in the case of amounts used to refinance the Existing Notes and other unsecured indebtedness of the Company and its subsidiaries, pursuant to an unsecured intercompany note, on terms, and pursuant to documentation, reasonably satisfactory to the Lead Arrangers (with such unsecured intercompany loans being herein called the “Endo Unsecured Intercompany Loans” and, together with the Endo Secured Intercompany Loans, the “Endo Intercompany Loans”). The owner of the Endo Intercompany Loans shall be a Borrower or Guarantor and, in any event, all Endo Intercompany Loans shall be pledged to secure its obligations as a Borrower and/or Guarantor.

The date on which the Restructuring and the Acquisition are consummated and the initial borrowings are made under any of the Facilities (or in lieu of borrowing under the Senior Bridge Facility, the issuance of the Senior Notes) is referred to herein as the “Closing Date”. The transactions described in this Exhibit A, including the Acquisition, the Restructuring, the Refinancing, the making of the Endo Intercompany Loans, the arrangement, funding and subsequent syndication of the Facilities and the placement and issuance of any Securities are collectively referred to herein as the “Transaction”.

EXHIBIT B

Project Unicorn

$2,600.0 million Senior Secured Credit Facilities

Summary of Principal Terms and Conditions

Parent:	A newly-formed Irish public company (the “Parent”).

Borrowers:	(A) A newly-formed société à responsabilité limitée (private limited liability company) incorporated under the laws of Grand Duchy of Luxembourg (“Luxembourg”), as a wholly-owned indirect subsidiary of the Parent (the “Lux Borrower”) and a newly-formed limited liability company organized under the laws of Delaware as a wholly-owned direct subsidiary of the Lux Borrower (the “U.S. Co-Borrower”), on a joint and several basis (the “U.S. Denominated Borrowers”), or (B) solely with respect to Canadian dollar-denominated loans permitted to be incurred under the A Term Loan Facility (as defined below), a newly-formed Canadian corporation and a wholly-owned direct subsidiary of the Lux Borrower, which on the Closing Date shall be merged into or otherwise amalgamated with the Target (the “Canadian Borrower” and, together with the U.S. Denominated Borrowers, the “Borrowers”). The Company shall also be an indirect wholly-owned subsidiary of the Lux Borrower.

Administrative Agent:	DBNY (or an affiliate thereof) will act as sole administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other lenders (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers and Book-Running Managers:	DBSI and RBCCM will act as exclusive joint lead arrangers and joint book-running managers for the Senior Secured Credit Facilities (as defined below), and will perform the duties customarily associated with such roles (the “Lead Bank Arrangers”).

Senior Secured Credit Facilities:

A. A Term Loan Facility 1. Amount: “A” term loan facility in an aggregate principal amount of $1,100.0 million (the “A Term Loan Facility”).

2. Currency: U.S. dollars; provided that up to $440.0 million of the A Term Loan Facility will be available to the Canadian Borrower (in Canadian dollars up to an amount to be mutually agreed and with any excess amounts as may be agreed to be available in U.S. dollars).

3. Use of Proceeds: The loans made pursuant to the A Term Loan Facility (the “A Term Loans”) may only be incurred on the Closing Date, and the proceeds thereof shall be utilized solely (i) to finance, in part, the Acquisition and the Company Bank Refinancing and to pay the Transaction Costs and (ii) to the extent any portion of the A Term Loan Facility remains available following application of proceeds pursuant to preceding clause (i), for general corporate purposes.

4. Maturity: The final maturity date of the A Term Loan Facility shall be 5 years from the Closing Date (the “A Term Loan Maturity Date”).

5. Amortization: The A Term Loans shall amortize as follows: (i) 3.75% per annum during the first year of the A Term Loan Facility, (ii) 5.00% per annum during the second year of the A Term Loan Facility, (iii) 7.50% per annum during the third year of the A Term Loan Facility, (iv) 10.0% per annum during the fourth year of the A Term Loan Facility and (v) 15.0% per annum in the fifth year of the A Term Loan Facility, in each case payable in equal quarterly installments. The remaining aggregate principal amount of A Term Loans originally incurred shall be due and payable in full on the A Term Loan Maturity Date.

6. Availability: A Term Loans may only be incurred on the Closing Date. No amount of A Term Loans once repaid may be reborrowed.

B. B Term Loan Facility

1. Amount: “B” term loan facility in an aggregate principal amount of $750.0 million (the “B Term Loan Facility” and, together with the A Term Loan Facility, the “Term Loan Facilities”).

2. Currency: U.S. dollars.

3. Use of Proceeds: The loans made pursuant to the B Term Loan Facility (the “B Term Loans” and, together with the A Term Loans, the “Term Loans”) may only be incurred on the Closing Date and the proceeds thereof shall be utilized solely (i) to finance, in part, the Acquisition and the Company Bank Refinancing and to pay the Transaction Costs and (ii) to the extent any portion of the B Term Loan Facility remains available following application of proceeds pursuant to preceding clause (i), for general corporate purposes.

4. Maturity: The final maturity date of the B Term Loan Facility shall be 7 years from the Closing Date (the “B Term Loan Maturity Date”).

5. Amortization: (i) During the first 6-3/4 years following the Closing Date, annual amortization (payable in 4 equal quarterly installments) of the B Term Loans shall be required in an amount equal to 1.0% of the initial aggregate principal amount of the B Term Loans.

(ii) The remaining aggregate principal amount of B Term Loans originally incurred shall be due and payable in full on the B Term Loan Maturity Date.

6. Availability: B Term Loans may only be incurred on the Closing Date. No amount of B Term Loans once repaid may be reborrowed.

7. Issuance Price: 99.50%; provided that the discount to par reflected in the issuance price of B Term Loans may, at the election of the Lead Bank Arrangers, be taken in the form of an upfront fee paid on the Closing Date. All calculations of interest in respect of the B Term Loans will be calculated on the basis of their full stated principal amount.

C. Revolving Credit Facility

1. Amount: Revolving credit facility in an aggregate principal amount of $750.0 million (the “Revolving Credit Facility” and, together with the Term Loan Facilities, the “Senior Secured Credit Facilities”).

2. Currency: U.S. dollars; provided that a portion of the Revolving Credit Facility may be made available in certain other currencies to be agreed and on terms and conditions (including, without limitation, sublimits for particular currencies) to be agreed, in each case consistent with the Documentation Principles (as defined herein).

3. Use of Proceeds: The proceeds of loans under the Revolving Credit Facility (the “Revolving Loans”) shall be utilized for working capital, capital expenditures and general corporate purposes; provided that no more than $200.0 million of the Revolving Credit Facility may be utilized to pay amounts owing to finance the Acquisition or the Refinancing or to pay any Transaction Costs (it being understood and agreed, however, that

Letters of Credit (as defined below) may be issued on the Closing Date in the ordinary course of business and to replace or provide credit support for any existing letters of credit (including by “grandfathering” such existing letters of credit into the Revolving Credit Facility).

4. Maturity: The final maturity date of the Revolving Credit Facility shall be 5 years from the Closing Date (the “Revolving Loan Maturity Date”).

5. Availability: Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date and prior to the Revolving Loan Maturity Date in accordance with the terms of the definitive credit documentation governing the Senior Secured Credit Facilities (the “Senior Secured Credit Documentation”).

6. Letters of Credit: A portion of the Revolving Credit Facility in an amount not to exceed $50.0 million (as such amount may be increased from time to time, but not above $75.0 million, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and respective letter of credit issuer) will be available for the issuance of stand-by and trade letters of credit (“Letters of Credit”) to support obligations of the Parent and its subsidiaries. Maturities for Letters of Credit will not exceed twelve months, renewable annually thereafter and, in any event, shall not extend beyond the fifth business day prior to the Revolving Loan Maturity Date. Letter of Credit outstandings will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in all Letter of Credit outstandings.

7. Swingline Loans: A portion of the Revolving Credit Facility in an amount not to exceed $50.0 million (as such amount may be increased from time to time, but not above $75.0 million, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and swing line lender) shall be available prior to the Revolving Loan Maturity Date for swingline loans (the “Swingline Loans” and, together with the Revolving Loans, the Term Loans and any Incremental Term Loans (as defined below), the “Loans”) to be made by DBNY (in such capacity, the “Swingline Lender”) on same-day notice. Any Swingline Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in each Swingline Loan.

Uncommitted Incremental Facilities:	The U.S. Denominated Borrowers will have the right to solicit existing Lenders and Additional Lenders (as defined below) to provide (x) incremental commitments to the Revolving Credit Facility (each, an “Incremental Revolving Facility”) and/or (y) incremental commitments consisting of one or more increases to the A Term Loan Facility, increases to the B Term Loan Facility and/or one or more new tranches of term loans to be made available under the Senior Secured Credit Documentation (hereinafter the “Incremental Term Facilities” and, together with the Incremental Revolving Facilities, the “Incremental Facilities”) in an aggregate amount not to exceed (x) $1,000.0 million plus (y) if the Secured Leverage Ratio (to be defined in a manner consistent with the Documentation Principles), at the time of incurrence of such Incremental Facility and after giving effect thereto on a pro forma basis, is less than or equal to 2.75 to 1.00 (assuming for purposes of such calculation that all commitments under the Revolving Credit Facility are fully drawn and without netting cash proceeds of any Incremental Facilities or Incremental Equivalent Debt), an unlimited amount, on terms agreed by the Lux Borrower and the Lender or Lenders providing the respective Incremental Facility; provided that (i) no default or event of default exists or would exist after giving effect thereto; provided that, in the case of Incremental Term Facilities used to finance a permitted acquisition and to the extent the Lenders participating in such Incremental Term Facility agree, this clause (i) shall be tested at the time of the execution of the acquisition agreement related to such permitted acquisition, (ii) all of the representations and warranties contained in the Senior Secured Credit Documentation shall be true and correct in all material respects (or, in all respects, if qualified by materiality); provided that, in the case of Incremental Term Facilities used to finance a permitted acquisition and to the extent the Lenders participating in such Incremental Term Facility agree, this clause (ii) shall be subject to customary “Sungard” limitations, (iii) the borrowers for each Incremental Facility shall be the U.S. Denominated Borrowers, (iv) any such Incremental Facility shall benefit from the same guarantees as, and be secured on a pari passu basis (or, in the case of Incremental Term Facilities only, a junior basis; provided that such junior ranking tranche of Incremental Loans shall be established as a separate tranche of Term Loans and shall be subject to the terms of a second lien intercreditor agreement reasonably satisfactory to the Administrative Agent) by the same Collateral (as defined below) securing, the Senior Secured Credit Facilities, (v) the Parent is in pro forma compliance with each of the Financial Covenants (as defined below) as of the most recently ended fiscal quarter for which financial statements are available (determined after giving effect to the full utilization of the commitments provided under such Incremental Facility), (vi) in the case of an Incremental Revolving Facility, such Incremental Revolving

Facility shall be subject to the same terms and conditions as the Revolving Credit Facility (and be deemed added to, and made a part of, the Revolving Credit Facility), and (vii) in the case of loans to be made under an Incremental Term Loan Facility (each, an “Incremental Term Loan”), such Incremental Term Loans shall be subject to the same terms as the A Term Loans or B Term Loans, as applicable (including voluntary and mandatory prepayment provisions), except that, unless such Incremental Term Loans are made a part of the A Term Loan Facility or B Term Loan Facility (in which case all terms thereof shall be identical to those of the A Term Loan Facility or B Term Loan Facility, as applicable), (1) the “effective yield” on the respective Incremental Term Loans (which, for such purposes only, shall be deemed to take account of interest rate benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the weighted average life of such Incremental Term Loans and (B) four years) payable to all Lenders providing such Incremental Term Loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Incremental Term Loans) may exceed the then “effective yield” on the A Term Loans or B Term Loans, as applicable (determined on the same basis as provided in the preceding parenthetical) if the “effective yield” on the applicable A Term Loans or B Term Loans (determined on the same basis as provided in the second preceding parenthetical) is increased to be not less than 0.50% (after giving effect to any increase to the “effective yield” on any A Term Loans or B Term Loans, as applicable) of the “effective yield” on such Incremental Term Loans, (2) the final stated maturity date for such Incremental Term Loans may be identical to or later (but not earlier) than the final stated maturity date applicable to the A Term Loans or B Term Loans, as applicable, (3) A Term Loans incurred under an Incremental Facility shall have scheduled amortization of at least 5.0% per annum (although same may have amortization of at least 3.75% per annum for the first year after the issuance thereof), (4) B Term Loans incurred under an Incremental Facility shall have scheduled amortization not to exceed 1.0% per annum, (5) the average weighted life to maturity of such Incremental Term Loans is no shorter than the average weighted life to maturity applicable to the then outstanding A Term Loans or B Term Loans, as applicable, and (6) other terms may differ if reasonably satisfactory to the Administrative Agent. Any upfront fees and arrangement fees for any Incremental Facility will be negotiated with the applicable Lenders at the time of any request to provide commitments pursuant to such Incremental Facility.

The Lux Borrower may seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (the “Additional Lenders”); provided that the Administrative Agent and, in the case of any Incremental Revolving Facility, the Swingline Lender and each issuer of a Letter of Credit shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if the consent of such person would be required under the heading “Assignments and Participations” for an assignment of Loans or commitments, as applicable, to such Additional Lender. Nothing contained herein or in the Commitment Letter constitutes, or shall be deemed to constitute, a commitment with respect to any Incremental Facility.

Notwithstanding the foregoing, the Senior Notes Issuers may issue pari passu or junior secured or unsecured notes or may incur junior secured term loans (any such notes or term loans, collectively, “Incremental Equivalent Debt”) in lieu of loans under the Incremental Facilities (so long as all conditions to incurring Incremental Facilities would have been satisfied, to the extent applicable), except that neither the A Term Loan Facility nor the B Term Loan Facility shall be subject to a “most favored nation” pricing adjustment as a result of the issuance of such Incremental Equivalent Debt; provided that (i) any such Incremental Equivalent Debt (and any permitted refinancing thereof or of any Incremental Facilities, or of any previous such permitted refinancing) shall be deemed to increase at all times the amount of the Parent’s “secured indebtedness” by the outstanding principal amount of such Incremental Equivalent Debt (or permitted refinancing as described above) for the purposes of calculating compliance with the Secured Leverage Ratio incurrence test described above (for purposes of incurring Incremental Facilities and Incremental Equivalent Debt), (ii) any such Incremental Equivalent Debt shall be guaranteed solely by the Guarantors and, if secured, secured solely by Collateral pursuant to security documents substantially the same as the Security Agreements (as defined below), (iii) any such Incremental Equivalent Debt shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent, (iv) any such Incremental Equivalent Debt shall not mature prior to the date that is 91 days after the latest final maturity date of the Loans and revolving credit commitments existing at the time of such incurrence and (v) the terms and conditions of such Incremental Equivalent Debt (excluding pricing, fees, prepayment or redemption premiums and terms) are, when taken as a whole, (x) not materially more favorable to the lenders or holders providing such Incremental Equivalent Debt than those applicable to the Senior Secured Credit Facilities when taken as a whole (other than covenants or other provisions applicable only to periods after the latest maturity date of the Senior Secured Credit Facilities at the time of incurrence of such Indebtedness) or (y) otherwise on current market terms for such type of indebtedness.

Guaranties:	A newly-formed private limited company incorporated under the laws of Ireland and a wholly-owned direct subsidiary of the Parent (“Irish Intermediate Holdco”), a newly-formed société à responsabilité limitée (private limited liability company) incorporated under the laws of Luxembourg, and a wholly-owned direct subsidiary of the Irish Intermediate Holdco (“Lux Holdco”) and each other direct and indirect Material Subsidiary (to be defined in a manner consistent with the Documentation Principles, and in any event including (x) each Borrower with respect to the direct obligations of each other Borrower under the Senior Secured Credit Facilities and (y) the Company and each of its subsidiaries which is a guarantor under the Existing Credit Agreement (as defined in Exhibit D)) of Parent (each, a “Guarantor” and, collectively, the “Guarantors”) shall be required to provide an unconditional guaranty (collectively, the “Guaranties”) of (i) all amounts owing under the Senior Secured Credit Facilities, (ii) the obligations of the Borrowers and their respective restricted subsidiaries under interest rate and/or foreign currency swaps or similar agreements with a Lender or its affiliates (the “Secured Hedging Agreements”) and (iii) the obligations of the Borrowers and the Guarantors arising in connection with banking services, including (a) credit cards for commercial customers, (b) stored value cards and (c) treasury management services, in each case provided by a Lender or its affiliates (“Banking Services Obligations”) (other than, in the case of a Guaranty by any Borrower, its own primary obligations under the Senior Secured Credit Facilities or Bank Services Obligations and any Secured Hedging Agreement to which it is a party). Such Guaranties shall be in form and substance consistent with the Documentation Principles and shall be guarantees of payment and not of collection.

Security:	All amounts owing under the Senior Secured Credit Facilities, the Secured Hedging Agreements and Banking Services Obligations (and all obligations under the Guaranties) will be secured by (x) a first priority perfected security interest (or hypothec, as applicable) in all stock, other equity interests and promissory notes (including all Endo Intercompany Loans) owned by the Borrowers and the Guarantors, and (y) a first priority perfected security interest (or hypothec, as applicable) in all other tangible and intangible assets (including, without limitation, receivables, inventory, equipment, contract rights, securities, patents, trademarks, other intellectual property, cash, bank and securities deposit accounts, real estate and leasehold interests) owned by the Borrowers and the Guarantors (all of the foregoing, the “Collateral”); provided that the Collateral shall be subject to exclusions and limitations consistent with the Documentation Principles.

All documentation (collectively referred to herein as the “Security Agreements”) evidencing the security required pursuant to the immediately preceding paragraph shall be in form and substance satisfactory to the Administrative Agent, and shall be consistent with the Documentation Principles. The creation and perfection of Collateral consisting of assets of non-U.S. Loan Parties shall be subject to Agreed Security Principles consistent with the Documentation Principles. It is understood and agreed that, so long as Existing Notes remain outstanding (and the covenants contained in the related indentures remain in effect), the amount of obligations of the Company and its subsidiaries which are secured by their Collateral shall be limited to the extent necessary to comply with the limitations on senior secured debt permitted to be incurred pursuant to the indentures relating to the Existing Notes as in effect on the date hereof (or as same may be modified from time to time so long as such modifications are not more restrictive with respect to such limitations).

Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Security” section shall be, as of the Closing Date, subject to the Funds Certain Provisions.

CAM Sharing Requirements:	To the extent requested by the Lead Arrangers, the Senior Secured Credit Documentation shall contain customary “CAM” provisions requiring, upon the occurrence of (x) a bankruptcy or insolvency Event of Default (as defined below) with respect to any Borrower or (y) any acceleration of the Loans, then each Lender under all or certain tranches having different Borrowers shall purchase and sell undivided participating interests in the outstanding Loans and other extensions of credit under each such tranche in such amounts so that each such Lender shall share pro rata in all outstanding Loans and other extensions of credit of each Borrower under each such tranche.

Documentation:	The Senior Secured Credit Documentation will be based on the senior secured credit documentation drafted in connection with Project Liam, dated as of July 24, 2013, as modified to (i) reflect the terms and conditions set forth herein and in the Commitment Letter (as modified by the “flex” provisions of the Fee Letter) and the lower debt quantums required for the Transaction (as opposed to Project Liam), (ii) take account of differences related to the operational requirements of the Borrowers, the Acquired Business and their respective subsidiaries in light of their size, industries, businesses, business practices (after giving effect to the Transaction) and then prevailing market conditions at the time of syndication of the Senior Secured Credit Facilities and (iii) operational and administrative changes reasonably required by the Administrative Agent, the definitive terms of which will be negotiated in good faith; provided, however, that baskets and thresholds shall in no case be less than those in the

Existing Credit Agreement (the “Documentation Principles”). Notwithstanding the foregoing, the Senior Secured Credit Documentation will contain only those conditions to borrowing, amortization payments, mandatory repayments, representations, warranties, covenants and events of default expressly set forth in this Term Sheet, Section 5 of the Commitment Letter (subject to the Funds Certain Provisions) and in Exhibit D to the Commitment Letter (subject to modification in accordance with the “flex” provisions of the Fee Letter).

Optional Commitment Reductions:	The unutilized portion of the total commitments under the Revolving Credit Facility may, upon three business days’ notice, be reduced or terminated by the U.S. Denominated Borrowers without penalty in amounts that are an integral multiple of $5.0 million and not less than $10.0 million.

Voluntary Prepayments:	Voluntary prepayments may be made at any time on three business days’ notice in the case of LIBOR Loans or Canadian BA Rate Loans, or one business day’s notice in the case of Base Rate Loans or Canadian Prime Rate Loans (or same day notice in the case of Swingline Loans), without premium or penalty (except as otherwise provided under the heading “Prepayment Fee” below), in minimum principal amounts to be mutually agreed; provided that (i) voluntary prepayments of LIBOR Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs and (ii) voluntary prepayment of Canadian BA Rate Loans made on a date other than the last day of an interest period applicable thereto shall not be permitted; provided that the Borrowers may cash collateralize such Canadian BA Rate Loans by depositing with the Administrative Agent cash in amount equal to the full amount payable on the last day of the interest period applicable thereto and in so doing the Borrowers shall be deemed to have satisfied their obligations in respect thereof. Each voluntary prepayment of Revolving Loans shall be applied on a pro rata basis to the Revolving Loans then outstanding, and each voluntary prepayment of Term Loans shall be applied as directed by the Lux Borrower.

Mandatory Repayments and Commitment Reductions:	Mandatory repayments of Term Loans shall be required from (a) 100% of the proceeds (net of taxes and costs and expenses in connection with the sale) from asset sales by Irish Intermediate Holdco and its restricted subsidiaries (including sales of equity interests of any subsidiary of Irish Intermediate Holdco) that are not otherwise specifically permitted pursuant to the Senior Secured Credit Documentation in excess of $25.0 million in any fiscal year of the Parent, but subject to certain ordinary course and reinvestment exceptions consistent with the Documentation Principles (it being understood and agreed that, notwithstanding the Documentation

Principles, (x) clause (y) of the first proviso, and the second proviso, of the Section 2.11(c) of the Credit Agreement drafted in connection with Project Liam and dated July 24, 2013 shall not be applicable (or appear in the documentation of the Senior Secured Credit Facilities) and (y) proceeds from asset sales made pursuant to the basket equivalent to that set forth in Section 6.03(a)(xxi) of the Credit Agreement drafted in connection with Project Liam and dated July 24, 2013 shall be subject to such reinvestment exceptions), (b) 100% of the proceeds of insurance recovery and condemnation events of Irish Intermediate Holdco or any Restricted Subsidiary having fair market value immediately prior to such event greater than $25.0 million, but subject to certain ordinary course and reinvestment exceptions consistent with the Documentation Principles and (c) 100% of the net proceeds from issuances or incurrences of debt (with appropriate exceptions consistent with the Documentation Principles, including in any event debt permitted to be incurred pursuant to the Senior Secured Credit Documentation (other than “credit agreement refinancing indebtedness”) and any refinancing of the Senior Bridge Facility with an issuance of permanent Senior Notes) by Irish Intermediate Holdco and its Restricted Subsidiaries. Notwithstanding anything to the contrary contained above, with respect to net proceeds from asset sales as described in clause (a) above, if at any time on or prior to September 30, 2016, an amount equal to or greater than the initial aggregate principal amount of the Endo Secured Intercompany Loans of such net proceeds from asset sales by the Company and its subsidiaries has been used to repay outstanding principal of Term Loans, up to $500.0 million of additional such net proceeds from asset sales by the Company and its subsidiaries may, at the option of the Company, be reinvested pursuant to the reinvestment rights contained in the Senior Secured Credit Facilities (for this purpose, with such reinvestment rights not to expire before September 30, 2016) and/or may be used, at the option of the Company, to offer to repurchase then outstanding Existing Notes in accordance with the requirements of Section 4.10 of the respective indentures governing such Existing Notes, or to otherwise repay, redeem or repurchase any Existing Notes in accordance with the terms of such indentures, with any amounts not so reinvested or used to repurchase, redeem or repay Existing Notes as contemplated above, to be applied as otherwise contemplated by clause (a) above on the later of (x) the last day of the reinvestment period which would otherwise apply pursuant to the Senior Secured Credit Facilities or (y) September 30, 2016.

All mandatory repayments of Term Loans made pursuant to clauses (a) through (c), inclusive, above will, subject to the provisions described under the heading “Waivable Prepayments” below, be applied (i) first, to prepay the next eight scheduled principal payments in respect of each of the A Term Loans and the B Term Loans on a pro rata basis in the order of maturity and (ii) second, to prepay the remaining scheduled principal payments in respect of the A Term Loans and B Term Loans on a pro rata basis, except that all prepayments resulting from the incurrence of any refinancing indebtedness permitted by the Senior Secured Credit Documentation shall be applied to prepay any remaining scheduled principal payments in respect of the applicable Term Loans on a pro rata basis. In addition, if at any time the outstandings pursuant to the Revolving Credit Facility (including Letter of Credit outstandings and Swingline Loans) exceed the aggregate commitments with respect thereto, prepayments of Revolving Loans and/or Swingline Loans (and/or the cash collateralization of Letters of Credit) shall be required in an amount equal to such excess.

Waivable Prepayments:	Lenders holding B Term Loans shall have rights to waive their share of voluntary prepayments and mandatory repayments (excluding scheduled amortizations) of B Term Loans as otherwise required above on terms consistent with the Documentation Principles (in which case the amounts so waived shall be applied to repay then outstanding A Term Loans or, if no A Term Loans remain outstanding, such amounts shall be retained by the Borrowers).

Prepayment Fee:

The occurrence of any Repricing Event (as defined below) prior to the date occurring six months after the Closing Date will require payment of a fee (the “Prepayment Fee”) in an amount equal to 1.00% of the aggregate principal amount of the B Term Loans subject to such Repricing Event.

As used herein, the term “Repricing Event” shall mean (i) the incurrence by any Loan Party of any indebtedness (including, without limitation, any new or additional term loans under the Senior Secured Credit Documentation, whether incurred directly or by way of the conversion of B Term Loans into a new tranche of replacement term loans under the Senior Secured Credit Documentation) that is broadly marketed or syndicated to banks and other institutional investors in financings similar to the facilities provided for in the Senior Secured Credit Documentation, (x) having an “effective yield” that is less than the applicable “effective yield” for B Term Loans of the respective type and (y) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, the outstanding principal of the B Term Loans; provided that in no event shall any prepayment or repayment of B Term Loans in connection with a change of control constitute a Repricing Event or (ii) any effective reduction in the “effective yield” of any B Term Loans (e.g., by way of amendment or waiver).

Interest Rates:

At the Borrowers’ option, (1) U.S. dollar denominated Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate (or, in the case of the B Term Loans only, if greater at any time, the Base Rate Floor (as defined below)) in effect from time to time plus the Applicable Margin (as defined below) or (y) LIBOR Loans, which shall bear interest at LIBOR (adjusted for statutory reserve requirements) as determined by the Administrative Agent for the respective interest period (or, in the case of the B Term Loans only, if greater at any time, the LIBOR Floor (as defined below)), plus the Applicable Margin; provided that all Swingline Loans shall bear interest based upon the Base Rate and (2) Canadian dollar denominated A Term Loans may be maintained from time to time as (x) Canadian Prime Rate Loans, which shall bear interest at the Canadian Prime Rate in effect from time to time plus the Applicable Margin or (y) Canadian BA Rate Loans, which shall bear interest at the Canadian BA Rate (as defined below) as determined by the Administrative Agent for the respective interest period, plus the Applicable Margin. Interest rates with respect to Revolving Loans and other extensions of credit under the Revolving Credit Facility denominated in permitted currencies other than U.S. dollars shall be determined in a maner consistent with the Documentation Principles and the Applicable Margins contained herein.

“Applicable Margin” shall mean a percentage per annum equal to (i) in the case of A Term Loans (A) maintained as Base Rate Loans or Canadian Prime Rate Loans, 1.00%, and (B) maintained as LIBOR Loans or Canadian BA Rate Loans, 2.00%; (ii) in the case of B Term Loans (A) maintained as Base Rate Loans, 2.00%, and (B) maintained as LIBOR Loans, 3.00%; (iii) in the case of Revolving Loans (A) maintained as Base Rate Loans, 1.00%, and (B) maintained as LIBOR Loans, 2.00%; (iv) in the case of Swingline Loans, 1.00%; and (v) in the case of any Incremental Term Loans incurred pursuant to an Incremental Term Loan Facility (other than any such loans which are added to (and form part of) the A Term Loan Facility or the B Term Loan Facility, as applicable, all of which shall have the same Applicable Margins as provided in the preceding clause (i) or (ii), as applicable, as the same may be adjusted as provided below), such rates per annum as may be agreed to among the Borrower and the Lender(s) providing such Incremental Term Loans; provided that (1) the “Applicable Margin” for A Term Loans and B Term Loans shall be subject to adjustment as provided in clause (vii)(1) of the proviso appearing in the first sentence of the section hereof entitled “Uncommitted Incremental Facilities”); and (2) the Applicable Margin for Revolving Loans, Swingline Loans and A Term Loans shall be subject to quarterly step-downs (but, in any event, not commencing until the delivery of the Parent’s financial statements in respect of its fiscal quarter ending June 30, 2014) in accordance with the following table:

Total Leverage Ratio	LIBOR Spread for Revolving Loans	Base Rate Spread for Revolving Loans	LIBOR / Canadian BA Rate Spread for Term A Loans	Base Rate / Canadian Prime Rate Spread for Term A Loans	Spread for Swingline Loans
< 2.25x	1.50%	0.50%	1.50%	0.50%	0.50%

> 2.25x but < 2.75x	1.75%	0.75%	1.75%	0.75%	0.75%

> 2.75x but < 3.50x	2.00%	1.00%	2.00%	1.00%	1.00%

> 3.50x	2.25%	1.25%	2.25%	1.25%	1.25%

“Base Rate” shall mean the highest of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the overnight federal funds rate, and (z) LIBOR for an interest period of one month plus 1.00%.

“Base Rate Floor” shall mean 1.75% per annum (as such percentage may be adjusted upward as contemplated by clause (vii)(1) of the section hereof entitled “Uncommitted Incremental Facilities” above).

“LIBOR Floor” shall mean 0.75% per annum (as such percentage may be adjusted upward as contemplated by clause (vii)(1) of the section hereof entitled “Uncommitted Incremental Facilities” above).

In addition, the terms “Canadian Prime Rate” and “Canadian BA Rate” shall have meanings customary and appropriate for financings of this type (including, in the case of the BA Rate, standard provisions for BA-equivalent loans by lenders who cannot or do not (as a matter of institution policy) accept and purchase bankers acceptances), and the basis for calculating accrued interest and the interest periods for advances by way of bankers acceptances shall be customary and appropriate for financings of this type.

Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all Lenders with commitments and/or Loans under a given tranche of the Senior Secured Credit Facilities, 12 months, shall be available in the case of LIBOR Loans and Canadian BA Rate Loans.

Interest in respect of Base Rate Loans and Canadian Prime Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest in respect of Canadian BA Rate Loans shall be paid in the form of discounts and stamping fees and shall be paid up-front on the date of the incurrence of the respective Canadian BA Rate Loan. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest on Base Rate Loans, LIBOR Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, Canadian BA Rate Loans and Canadian Prime Rate Loans, a 365/366-day year and actual days elapsed).

Default Interest:	Overdue principal, interest and other amounts shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans (in the case of U.S. dollar denominated Loans) and Canadian Prime Rate Loans (in the case of Canadian dollar denominated loans). Such interest shall be payable on demand.

Yield Protection:

The Senior Secured Credit Facilities shall include customary protective provisions (consistent with the Documentation Principles) for such matters as capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes (it being understood that, for purposes of determining increased costs arising in connection with a change in law, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, and all requests, rules, guidelines or directives promulgated under, or issued in connection with, either of the foregoing shall be deemed to have been introduced or adopted after the date of the Senior Secured Credit Documentation, regardless of the date enacted, adopted or issued).

The Borrowers shall have the right to replace any Lender that charges amounts with respect to contingencies described in the immediately preceding sentence.

Commitment Fee:	A commitment fee, at a per annum rate of 0.35%, on the daily undrawn portion of the commitments of each Lender under the Revolving Credit Facility (for such purpose, disregarding outstanding Swingline Loans as a utilization of the Revolving Credit Facility), will commence accruing on the Closing Date and will be payable quarterly in arrears; provided that the commitment fee rate shall be subject to quarterly adjustment (but, in any event, not commencing until the delivery of the Parent’s financial statements in respect of its fiscal quarter ending June 30, 2014) in accordance with the following table:

Total Leverage Ratio	Commitment Fee Rate

< 2.25x	0.30%
≥ 2.25x but < 3.50x	0.35%

≥ 3.50x	0.50%

Letter of Credit Fees:	A letter of credit fee equal to the Applicable Margin for Revolving Loans maintained as LIBOR Loans on the outstanding stated amount of Letters of Credit (the “Letter of Credit Fee”) to be shared proportionately by the Lenders under the Revolving Credit Facility in accordance with their participation in the respective Letter of Credit, and a facing fee in an amount equal to 0.125% of the outstanding stated amount of each Letter of Credit (the “Facing Fee”) to be paid to the issuer of each Letter of Credit for its own account, in each case calculated on the aggregate stated amount of all Letters of Credit for the stated duration thereof. Letter of Credit Fees and Facing Fees shall be payable quarterly in arrears. In addition, the issuer of a Letter of Credit will be paid its customary administrative charges in connection with Letters of Credit issued by it.

Agent/Lender Fees:	The Administrative Agent, the Lead Bank Arrangers and the Lenders shall receive such fees as have been separately agreed upon.

Conditions Precedent:

A.     To Initial Loans:

Those conditions precedent set forth herein, in Section 5 of the Commitment Letter and on Exhibit D to the Commitment Letter.

B.     To All Loans and Letters of Credit

The making of each loan or the issuance of a letter of credit after the Closing Date shall be conditioned solely upon:

(i)     Except as described under clause (ii) to the proviso to the first paragraph under the section above entitled “Uncommitted Incremental Facilities”, all representations and warranties of (or with respect to) Parent, Irish Intermediate Holdco, Lux Holdco and the Borrowers set forth in the Senior Secured Credit Documentation shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct) on and as of the date of such borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects, other than to the extent qualified by materiality or “Material Adverse Effect”, in which case such representation and warranty shall be true and correct on and as of such earlier date.

(ii)    Except as described under clause (i) of the proviso to the section above entitled “Uncommitted Incremental Facilities”, no default under the Senior Secured Credit Facilities shall have occurred and be continuing.

Representations and Warranties:	Representations and warranties (applicable to the Parent, Irish Intermediate Holdco, the Lux Holdco and its subsidiaries) will be consistent with the Documentation Principles and limited to the following, in each case with exceptions and qualifications consistent with the Documentation Principles: (i) corporate status, (ii) power and authority, (iii) due authorization, execution and delivery and enforceability, (iv) no violation or conflicts with laws, contracts (including, without limitation, the indentures with respect to the Existing Notes) or charter documents, (v) governmental approvals, (vi) financial statements, (vii) absence of a Material Adverse Change (to be defined in the Senior Secured Credit Documentation in a manner consistent with the Documentation Principles), (viii) solvency, (ix) absence of material litigation, (x) true and complete disclosure, (xi) compliance with Margin Regulations, (xii) tax returns and payments, (xiii) compliance with ERISA, environmental law, general statutes, etc., (xiv) ownership of property, (xv) creation, validity, perfection and priority of security interests under Security Agreements, (xvi) inapplicability of Investment Company Act, (xvii) employment and labor relations, (xviii) liens, (xix) intellectual property, (xx) PATRIOT Act/ “know your customer” laws, (xxi) OFAC/anti-terrorism laws (to the extent applicable), (xxii) certain Luxembourg Regulatory Matters (consistent with the Documentation Principles) and (xxiii) the Company and its subsidiaries have complied with all negative covenants (other than the limitations on indebtedness, financial maintenance covenants and capital expenditures (excluding acquisitions)) contained in the Existing Credit Agreement during the period from the date of the Commitment Letter until the Closing Date, except to the extent any failure to comply therewith is not materially adverse to the interests of the Administrative Agent or the Lenders.

Covenants:	Affirmative, negative and financial covenants will be consistent with the Documentation Principles and limited to the following, in each case, with exceptions and qualifications consistent with the Documentation Principles:

(a) Affirmative Covenants - (i) Financial statements and other information (including, without limitation, unaudited quarterly and audited annual financial statements for the Irish Intermediate Holdco and its subsidiaries on a consolidated basis (in accordance with US GAAP; provided that the Irish Intermediate Holdco may, after the Closing Date, elect to change its financial reporting from GAAP to IFRS pursuant to terms consistent with the Documentation Principles) and projections prepared by management of the Irish Intermediate Holdco and provided on an annual basis, and, in the case of audited annual financial statements, accompanied by an opinion of a nationally recognized accounting firm (which opinion shall not be subject to any qualification as to “going concern” or scope of the audit, but that may contain a “going concern” statement that is solely due to the impending maturity of the Senior Secured Credit Facilities scheduled to occur within one year); (ii) notice of defaults, material litigation and other material events; (iii) preservation of corporate existence, rights (charter or statutory), franchises, permits, licenses and approvals; (iv) payment of taxes and other obligations; (v) maintenance of properties and insurance; (vi) keeping of proper books and records in accordance with generally accepted accounting principles; (vii) visitation and inspection rights; (viii) compliance with laws and material contractual obligations; (ix) use of proceeds; (x) subsidiary guarantors, pledges, additional collateral, further assurances; (xi) designation of subsidiaries as “unrestricted subsidiaries” or “restricted subsidiaries”; and (xii) commercially reasonable efforts to maintain ratings (but not a specific rating).

(b) Negative Covenants - Restrictions on (i) liens; (ii) debt (including guaranties and other contingent obligations), with exceptions consistent with the Documentation Principles and including, in any event, the Senior Notes and/or the Senior Bridge Facility; (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of property and assets (including sale-leaseback transactions but with exceptions consistent with the Documentation Principles and including, in any event, (x) sales of inventory in the ordinary course of business and (y) sales of obsolete or worn out assets); (v) loans, acquisitions, advances, guarantees and other investments; (vi) restricted payments (provided that for the avoidance of doubt the repayment, redemption, repurchase and discharge of the convertible senior subordinated notes due 2015 shall be permitted); (vii) restrictive agreements; (viii) capital expenditures (with carry-forwards and carry-backs consistent with the Documentation Principles); (ix) transactions with affiliates; (x) swap agreements; (xi) amending or otherwise modifying subordinated debt documents, (xii)

changes in fiscal year; (xiii) changes in the nature of business; (xiv) modifications to, or changes in ownership of, the Endo Intercompany Loans (subject to exceptions to be agreed); and (xv) a passive holding company covenant applicable to the Parent, Irish Intermediate Holdco and Lux Holdco.

(c) Financial Covenants. The following financial covenants (the “Financial Covenants”) (with financial definitions to be consistent with the Documentation Principles):

•    Maintenance of a maximum leverage ratio (the “Total Leverage Ratio”) of Consolidated Total Indebtedness to Consolidated EBITDA, not to exceed 4.50 to 1.00, it being understood and agreed that the Total Leverage Ratio (and all other leverage ratio calculations hereunder) shall be calculated net of up to $400.0 million of unrestricted and unencumbered cash and cash equivalents of the Borrowers and the Guarantors; and

•    Maintenance of a minimum Interest Coverage Ratio of 3.00 to 1.00.

All of the Financial Covenants will be tested on a quarterly basis and calculated on a consolidated basis for the Irish Intermediate Holdco and its subsidiaries for each consecutive four fiscal quarter period.

Unrestricted Subsidiaries:	The Senior Secured Credit Documentation will contain provisions pursuant to which, subject to no default or event of default, limitations on investments, pro forma compliance with the Financial Covenants and other conditions consistent with the Documentation Principles, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary; provided that any subsidiary previously designated as an unrestricted subsidiary may not thereafter be re-designated as an unrestricted subsidiary. The designation of any subsidiary as an “unrestricted” subsidiary shall constitute an investment for purposes of the investment covenant in the Senior Secured Credit Documentation, and the designation of any unrestricted subsidiary as a restricted subsidiary shall be deemed to be an incurrence of indebtedness and liens by a restricted subsidiary of any outstanding indebtedness or liens, as applicable, of such unrestricted subsidiary for purposes of the Senior Secured Credit Documentation. With limited exceptions consistent with the Documentation Principles, unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or events of default provisions of the Senior Secured Credit Documentation, and the cash held by, the results of operations, indebtedness and interest expense of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with any Financial Covenants or financial tests contained in such Senior Secured Credit Documentation.

Events of Default:	Events of Default (to be applicable to the Parent (on a limited basis to be agreed), Irish Intermediate Holdco, Lux Holdco, the Borrowers and their respective restricted subsidiaries) shall be consistent with the Documentation Principles and limited to the following, in each case, with exceptions and qualifications consistent with the Documentation Principles: (i) nonpayment of principal when due or interest, fees or other amounts after a grace period to be mutually agreed; (ii) failure to perform or observe covenants set forth in Senior Secured Credit Facilities, subject (where consistent with the Documentation Principles) to notice and an appropriate grace period; (iii) any representation or warranty proving to have been incorrect in any material respect (or, in any respect, if qualified by materiality) when made or confirmed; (iv) cross-defaults and cross-acceleration to other indebtedness in an amount consistent with the Documentation Principles; (v) bankruptcy, insolvency proceedings, etc. (with a grace period for involuntary proceedings consistent with the Documentation Principles); (vi) inability to pay debts, attachment, etc.; (vii) monetary judgment defaults in an amount consistent with the Documentation Principles; (viii) customary ERISA defaults; (ix) actual or asserted invalidity of Senior Secured Credit Documentation or impairment of security interests in the Collateral; and (x) Change of Control (to be defined in a manner consistent with the Documentation Principles).

Assignments and Participations:	Neither the Borrowers nor any Guarantor may assign their rights or obligations under the Senior Secured Credit Facilities. Any Lender may assign, and may sell participations in, its rights and obligations under the Senior Secured Credit Facilities, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and restrictions on participations to the Borrowers and its affiliates consistent with the Documentation Principles and (y) in the case of assignments, to limitations consistent with the Documentation Principles (including (i) a minimum assignment amount consistent with the Documentation Principles (or, if less, the entire amount of such assignor’s commitments and outstanding Loans at such time), (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent, (iii) restrictions on assignments to any entity that is not an “accredited investor” (as defined in Regulation D of the United States Security Act of 1933) or, except in connection with a Permitted Buy-Back (as defined below), to the Borrowers and their affiliates), (iv) the receipt of the consent of the Administrative Agent (not to be unreasonably withheld), (v) the receipt of the consent of the applicable Borrower (such consent, in any such case, not to be unreasonably withheld); provided that the applicable Borrower’s consent shall not be so required if (x) such assignment is to any Lender (or, if in respect of the Revolving Credit Facility, another Lender under the Revolving Credit Facility), its affiliates or an “approved fund” of a Lender, (y) a payment or bankruptcy event of default exists under the Senior Secured Credit Facilities or (z) except in the case of the Revolving Credit Facility, the Successful Syndication of the Senior Secured Credit Facilities has not occurred; provided, further, that such consent of the applicable Borrower shall be deemed to have been given if such Borrower has not responded within ten business days of a request for such consent, and (vi) in the case of the assignment of any commitments under the Revolving Credit Facility, the consent of the Swingline Lender and each issuing Lender of a Letter of Credit (such consent, in each case, not to be unreasonably withheld)). The Senior Secured Credit Facilities shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Senior Secured Credit Facilities and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment and/or Loans, as applicable. Assignments will be by novation and will not be required to be pro rata among the Senior Secured Credit Facilities.

The Senior Secured Credit Documentation shall also provide that Term Loans may be purchased by, and assigned to, the Borrowers on a non-pro rata basis through Dutch auctions open to all Lenders with Term Loans of the respective tranche on a pro rata basis in accordance with procedures and subject to conditions consistent with the Documentation Principles (any such purchase and assignment, a “Permitted Buy-Back”).

Waivers and Amendments:	Amendments and waivers of the provisions of the Senior Secured Credit Documentation will require the approval of Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under the Senior Secured Credit Facilities (the “Required Lenders”), except that, consistent with the Documentation Principles, (a) the consent of each Lender directly affected thereby will be required with respect to (i) increases in commitment amounts of such Lender, (ii) reductions of principal, interest or fees owing to such Lender, (iii) extensions of scheduled payments of any Loans (including at final maturity) of such Lender or times for payment of interest or fees owing to such Lender, and (iv) modifications to the pro rata sharing and payment provisions, (b) the consent of all of the Lenders shall be required with respect to (i) releases of all or substantially all of the collateral or the value of the Guaranties provided by the Guarantors taken as a whole, and (ii) modifications to the assignment provisions or the voting percentages and (c) class voting rights for Lenders under each affected tranche of the Senior Secured Credit Facilities shall be required for certain types of amendments and waivers; provided that if any of the matters described in clause (a) or (b) above is agreed to by the Required Lenders, the Borrowers shall have the right to substitute any non-consenting Lender by having its Loans and commitments assigned, at par, to one or more other institutions, subject to the assignment provisions described above, subject to repayment in full of all obligations of the Borrowers owed to such Lender relating to the Loans and participations held by such Lender together with the payment by the Borrower to each non-consenting Lender of the applicable Prepayment Fee (if such assignment or repayment occurs prior to the date occurring six months after the Closing Date.

In addition, the Senior Secured Credit Documentation shall provide for the amendment (or amendment and restatement) of the Senior Secured Credit Documentation to provide for a new tranche of replacement term loans to replace all of the Term Loans of a given tranche under the Senior Secured Credit Facilities, subject to customary limitations consistent with the Documentation Principles (including as to tenor, weighted average life to maturity, “effective yield” and applicable covenants prior to the latest maturity date then in effect), with the consent of the Administrative Agent, the applicable Borrower and the Lenders providing such replacement term loans.

The Senior Secured Credit Documentation will contain customary “amend and extend” provisions consistent with the Documentation Principles pursuant to which the Borrowers may extend commitments and/or outstandings with only the consent of the respective consenting Lenders; provided that it is understood that no existing Lender will have any obligation to commit to any such extension.

Defaulting Lenders:	If any Lender under the Revolving Credit Facility becomes a Defaulting Lender (to be defined on terms consistent with the Documentation Principles) at any time, then, so long as no default or event of default then exists, the exposure of such Defaulting Lender with respect to Swingline Loans and Letters of Credit will automatically be reallocated among the non-Defaulting Lenders under the Revolving Credit Facility pro rata in accordance with their commitments under the Revolving Credit Facility up to an amount such that the aggregate credit exposure of such non-Defaulting Lender under the Revolving Credit Facility does not exceed its commitment thereunder. In the event such reallocation does not fully cover the exposure of such Defaulting Lender (or such reallocation is not then permitted), the Swingline Lender or applicable issuing Lender may require the applicable Borrower(s) to repay or cash collateralize, as applicable, such “uncovered” exposure in respect of the Swingline Loans or Letter of Credit outstandings, as the case may be, and will have no obligation to make new Swingline Loans or issue new Letters of Credit, as applicable, to the extent such Swingline Loans or Letter of Credit outstandings, as applicable, would exceed the commitments of the non-Defaulting Lenders under the Revolving Credit Facility.

Indemnification; Expenses:

The Senior Secured Credit Documentation will contain customary indemnities for the Administrative Agent, the Lead Bank Arrangers, the Lenders and their respective affiliates’ employees, directors, officers and agents and consistent with the Documentation Principles.

The Senior Secured Credit Documentation will require the Borrowers to pay all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Lead Bank Arrangers associated with the syndication of the Senior Secured Credit Facilities and the preparation, execution, delivery and administration of the Senior Secured Credit Documentation and any amendment or waiver with respect thereto and in connection with the enforcement of the Senior Secured Credit Documentation, in each case on terms consistent with the Documentation Principles.

Notwithstanding the foregoing, the Borrowers shall not be responsible for the fees and expenses of more than one counsel to the Agents (and up to one local counsel in each applicable jurisdiction and regulatory counsel) and one counsel for all of the other Lenders (and up to one local counsel in each applicable jurisdiction and regulatory counsel), unless a Lender or its counsel determines that it would create actual or potential conflicts of interest to not have individual counsel, in which case each Lender may have its own counsel which shall be reimbursed in accordance with the foregoing.

Governing Law and Forum; Submission to Exclusive Jurisdiction:	All Senior Secured Credit Documentation shall be governed by the internal laws of the State of New York (except guarantees and security documentation that the Administrative Agent determines should be governed by local or foreign law). The Borrowers and the Guarantors will submit to the exclusive jurisdiction and venue of any New York State court or Federal court sitting in the County of New York, Borough of Manhattan, and appellate courts thereof (except to the extent the Administrative Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment).

Counsel to Administrative Agent and Lead Bank Arrangers:	White & Case LLP.

EXHIBIT C

Project Unicorn

$1,300.0 million Senior Bridge Facility

Summary of Principal Terms and Conditions2

Borrowers:	The U.S. Denominated Borrowers, on a joint and several basis.

Agent:	RBC, acting through one or more of its branches or affiliates, will act as sole administrative agent (in such capacity, the “Administrative Agent”) and RBCCM and DBSI will act as syndication agents for a syndicate of banks, financial institutions and other lenders (together with RBC, the “Bridge Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Book-Running Managers:	RBCCM and DBSI will act as exclusive lead arrangers and book-running managers for the Senior Bridge Facility (the “Lead Bridge Arrangers”), and will perform the duties customarily associated with such roles.

Senior Bridge Facility:	Senior unsecured bridge loans in an aggregate principal amount of up to $1,300.0 million (less the aggregate gross cash proceeds from any Senior Notes issued on or prior to the Closing Date) (the “Senior Bridge Loans”).

Purpose:	The proceeds of the Senior Bridge Loans will be used on the Closing Date solely to repay the Company’s Existing Notes to the extent such Existing Notes are tendered by holders thereof pursuant to a Change of Control Offer.

Availability:	The Bridge Lenders will make the Senior Bridge Loans on the Closing Date in a single drawing. Amounts borrowed under the Senior Bridge Facility that are repaid or prepaid may not be reborrowed.

Guarantees:	Irish Intermediate Holdco, Lux Holdco, the Canadian Co-Borrower and each existing and subsequently acquired or organized guarantor of the Senior Secured Credit Facilities will guarantee (the “Guarantees”) the Senior Bridge Loans on a senior unsecured basis.

Security:	None.

[2]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit B thereto (the “Senior Secured Credit Facilities Term Sheet”).

Interest Rates:

The Senior Bridge Loans shall bear interest, reset quarterly, at the rate of the Adjusted LIBOR plus 6.00% per annum (the “Interest Rate”) and such spread over Adjusted LIBOR shall automatically increase by 0.50% for each period of three months (or portion thereof) after the Closing Date that Senior Bridge Loans are outstanding; provided, however, that the interest rate determined in accordance with the foregoing shall not exceed the Total Bridge Loan Cap (as defined in the Fee Letter) (excluding interest at the default rate as described below).

“Adjusted LIBOR” on any date, means the greater of (i) 1.0% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a three-month period appearing on the LIBOR 01 page published by Reuters two business days prior to such date.

Upon the occurrence of a Demand Failure Event (as defined in the Fee Letter), the outstanding Senior Bridge Loans shall automatically begin to accrue interest at the Total Bridge Loan Cap.

Interest Payments:	Interest on the Senior Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:	Overdue principal, interest and other amounts shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the Interest Rate.

Conversion and Maturity:	Any outstanding amount under the Senior Bridge Loans will be required to be repaid in full on the earlier of (a) one year following the initial funding date of the Senior Bridge Loans (the “Bridge Loan Maturity Date”) and (b) the closing date of any permanent financing; provided, however, that if the Senior Notes Issuers have failed to raise permanent financing before the date set forth in (a) above, the Senior Bridge Loans shall be converted, subject to the conditions outlined under “Conditions to Conversion” on Annex C-1 hereto, to a senior unsecured term loan facility (the “Senior Extended Term Loans”) with a maturity of seven years after the Conversion Date (as defined in Annex C-I hereto). At any time or from time to time on or after the Conversion Date, upon reasonable prior written notice from the Bridge Lenders and in a minimum principal amount of at least $100.0 million, the Senior Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Senior Exchange Notes”) having an equal principal amount and having the terms set forth in Annex C-II hereto.

Mandatory Prepayments:	The U.S. Denominated Borrowers will prepay the Senior Bridge Loans, without premium or penalty, together with accrued interest to the prepayment date, with any of the following: (i) the net proceeds from the issuance of the Securities (as defined in the Fee Letter); provided that in the event any Bridge Lender or affiliate of a Bridge Lender purchases debt securities from the Senior Notes Issuers pursuant to a “Securities Demand” under the Fee Letter at an issue price above the level at which such Bridge Lender or affiliate has determined such Securities can be resold by such Bridge Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the U.S. Denominated Borrowers thereof), the net proceeds received by the Senior Notes Issuers in respect of such Securities may, at the option of such Bridge Lender or affiliate, be applied first to repay the Senior Bridge Loans held by such Bridge Lender or affiliate (provided that if there is more than one such Bridge Lender or affiliate then such net proceeds will be applied pro rata to repay the Senior Bridge Loans of all such Bridge Lenders or affiliates in proportion to such Bridge Lenders’ or affiliates’ principal amount of Securities purchased from the Senior Notes Issuers) prior to being applied to prepay the Senior Bridge Loans held by other Bridge Lenders; (ii) the net proceeds from the issuance of any equity securities of the Parent or Irish Intermediate Holdco (other than issuances pursuant to employee stock plans and other customary exceptions to be agreed); (iii) subject to customary exceptions to be mutually agreed and prepayment requirements under the Senior Secured Credit Facilities, the net proceeds from any other indebtedness (including subordinated indebtedness) incurred by Irish Intermediate Holdco, the U.S. Denominated Borrowers or any of their respective subsidiaries; and (iv) subject to customary exceptions to be mutually agreed and prepayment requirements under the Senior Secured Credit Facilities, the net proceeds from asset sales by, and casualty events related to the property of, Irish Intermediate Holdco or any of its subsidiaries (including sales of equity interests of any subsidiary of Irish Intermediate Holdco) (it being understood and agreed that, notwithstanding the Bridge Documentation Principles, proceeds from asset sales made pursuant to the basket equivalent to that set forth in Section 6.03(a)(xxi) of the Liam Bridge Loan Agreement (as defined below), shall be subject to reinvestment rights consistent with the Senior Secured Credit Facilities).

Voluntary Prepayments:	The Senior Bridge Loans may be prepaid prior to the Bridge Loan Maturity Date, without premium or penalty, in whole or in part, upon written notice, at the option of the U.S. Denominated Borrowers, at any time, together with accrued interest to the prepayment date and break funding payments, if applicable.

Change of Control:	In the event of a Change of Control (to be defined in a manner consistent with the Bridge Documentation Principles), each Bridge Lender will have the right to require the U.S. Denominated Borrowers, and the U.S. Denominated Borrowers must offer, to prepay the outstanding principal amount of the Senior Bridge Loans plus accrued and unpaid interest thereon to the date of prepayment.

Assignments and Participations:

The Bridge Lenders shall have the right to assign their interest in the Senior Bridge Loans in whole or in part without the consent of the U.S. Denominated Borrowers; provided, however, that prior to the date that is one year after the Closing Date and unless a Demand Failure Event in respect of the Senior Bridge Loans has occurred or a payment or bankruptcy event of default shall have occurred and be continuing, the consent of the U.S. Denominated Borrowers shall be required with respect to any assignment (such consent not to be unreasonably withheld or delayed) if, subsequent thereto, DBSI and RBCCM (together with their affiliates) would hold, in the aggregate, less than 50.1% of the outstanding Senior Bridge Loans.

The Bridge Lenders shall have the right to participate their interest in the Senior Bridge Loans without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to cost and yield protection, subject to customary limitations and restrictions.

Documentation:	The definitive credit documentation for the Senior Bridge Facility (the “Senior Bridge Documentation”) will be based on the bridge facility documentation drafted in connection with Project Liam, including the bridge loan agreement, dated as of July 24, 2013 (the “Liam Bridge Loan Agreement”), as modified to (i) reflect the terms and conditions set forth herein and in the Commitment Letter (as modified by the “flex” provisions of the Fee Letter) and the lower debt quantums required for the Transaction (as opposed to Project Liam), (ii) take account of differences related to the operational requirements of the U.S. Denominated Borrowers, the Acquired Business and their respective subsidiaries in light of their size, industries, businesses, business practices (after giving effect to the Transaction) and then prevailing market conditions at the time of syndication of the Senior Bridge Facility and (iii) operational and administrative changes reasonably required by the

Administrative Agent, the definitive terms of which will be negotiated in good faith (the “Bridge Documentation Principles”). Notwithstanding the foregoing, the Senior Bridge Documentation will contain only those conditions to borrowing, mandatory repayments, representations, warranties, covenants and events of default expressly set forth in this Term Sheet, Section 5 of the Commitment Letter (subject to the Funds Certain Provisions) and in Exhibit D to the Commitment Letter (subject to modification in accordance with the “flex” provisions of the Fee Letter).

Conditions Precedent to Borrowing:	(i) Delivery of a customary borrowing notice. (ii) The conditions precedent set forth in Section 5 of the Commitment Letter and on Exhibit D to the Commitment Letter.

Representations and Warranties:	The Senior Bridge Documentation will contain representations and warranties relating to the Parent and its subsidiaries substantially similar to those contained in the Senior Secured Credit Facilities with modifications necessary to reflect differences in documentation and consistent with the Bridge Documentation Principles.

Covenants:	The Senior Bridge Documentation will contain affirmative and negative covenants relating to the Parent and its subsidiaries substantially similar to those contained in the Senior Secured Credit Facilities with modifications necessary to reflect differences in documentation and consistent with the Bridge Documentation Principles. During the term of the Senior Bridge Loans, the debt incurrence, restricted payments and liens covenants will be more restrictive than those applicable to the Senior Extended Term Loans. The Senior Bridge Documentation shall not contain any financial maintenance covenants.

Events of Default:	Customary for transactions of this type and consistent with the Bridge Documentation Principles, including, without limitation, payment defaults, covenant defaults, bankruptcy and insolvency, judgments, cross acceleration of and failure to pay at final maturity other indebtedness aggregating an amount to be mutually agreed, subject to, in certain cases, notice and grace provisions.

Voting:	Amendments and waivers of the Senior Bridge Documentation will require the approval of Bridge Lenders holding at least a majority of the outstanding Senior Bridge Loans, except that the consent of each affected Bridge Lender will be required for, among other things, (i) reductions of principal, interest rates or fees, (ii) extensions of the Bridge Loan Maturity Date, (iii) additional restrictions on the right to exchange Senior Extended Term Loans for Senior Exchange Notes or any amendment of the rate of such exchange or (iv) any amendment to the Senior Exchange Notes that requires (or would, if any Senior Exchange Notes were outstanding, require) the approval of all holders of Senior Exchange Notes.

Cost and Yield Protection:	To conform to the Senior Secured Credit Facilities.

Expenses and Indemnification:	To conform to the Senior Secured Credit Facilities.

Governing Law and Forum; Submission to Exclusive Jurisdiction:	All Senior Bridge Documentation shall be governed by the internal laws of the State of New York (except guarantees that the Administrative Agent determines should be governed by local or foreign law). The U.S. Denominated Borrowers and the guarantors will submit to the exclusive jurisdiction and venue of any New York State court or Federal court sitting in the County of New York, Borough of Manhattan, and appellate courts thereof (except to the extent the Administrative Agent requires submission to any other jurisdiction in connection with the enforcement of any judgment).

Counsel to the Administrative Agent and the Lead Bridge Arrangers:	White & Case LLP.

ANNEX C-I

Senior Extended Term Loans

Borrowers:	Same as Senior Bridge Loans.

Guaranties:	Same as Senior Bridge Loans.

Facility:	Subject to “Conditions to Conversion” below, the Senior Bridge Loans will convert into senior unsecured extended loans (the “Senior Extended Term Loans”) in an initial principal amount equal to 100% of the outstanding principal amount of the Senior Bridge Loans on the one year anniversary of the Closing Date (the “Conversion Date”). Subject to the conditions precedent set forth below, the Senior Extended Term Loans will be available to the U.S. Denominated Borrowers to refinance the Senior Bridge Loans on the Conversion Date. The Senior Extended Term Loans will be governed by the Senior Bridge Documentation and, except as set forth below, shall have the same terms as the Senior Bridge Loans.

Maturity:	Seven years from the Conversion Date (the “Final Maturity Date”).

Interest Rate:	The Senior Extended Term Loans shall bear interest, payable in cash semi-annually, in arrears at a fixed rate per annum equal to the Total Bridge Loan Cap.

Covenants, Events of Default and Prepayments:	From and after the Conversion Date, the covenants, events of default and prepayment provisions applicable to the Senior Extended Term Loans will conform to those applicable to the Senior Exchange Notes (described on Annex C-II), except with respect to the right to exchange Senior Extended Term Loans for Senior Exchange Notes and others to be agreed.

Conditions to Conversion:	One year after the Closing Date, unless (A) the Parent, a U.S. Denominated Borrower or any significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding or (B) there exists a payment default (whether or not matured) with respect to the Senior Bridge Loans or any fees payable thereunder; provided, however, that if an event described in clause (B) is continuing at the scheduled Conversion Date but the applicable grace period, if any, set forth in the

C-I-1

events of default provision of the Senior Bridge Documentation has not expired, the Conversion Date shall be deferred until the earlier to occur of (i) the cure of such event or (ii) the expiration of any applicable grace period.

-C-I-2-

ANNEX C-II

Senior Exchange Notes

Issuers:	The Lux Notes Issuer and the U.S. Co-Borrower.

Guarantees:	Same as Senior Extended Term Loans plus the Lux Borrower.

Maturity:	Seven years from the Conversion Date.

Interest Rate; Redemption:

Each Senior Exchange Note will bear interest, payable in cash semi-annually in arrears, at a fixed rate per annum equal to the Total Bridge Loan Cap. Except as set forth below, the Senior Exchange Notes will be non-callable until the third anniversary of the Closing Date and will be callable thereafter at par plus accrued interest plus a premium equal to three-fourths of the coupon of the Senior Exchange Notes, declining ratably to par on the date that is two years prior to maturity of the Senior Exchange Notes. The Senior Exchange Notes will provide for mandatory repurchase offers customary for publicly traded high yield debt securities.

Prior to the third anniversary of the Closing Date, the Senior Notes Issuers may redeem up to 35% of such Senior Exchange Notes with the proceeds from an equity offering at a redemption price equal to par plus accrued interest plus a premium equal to 100% of the coupon in effect on such Senior Exchange Notes.

Prior to the third anniversary of the Closing Date, the Senior Notes Issuers may redeem such Senior Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points plus accrued interest.

Prior to a Demand Failure Event, any Senior Exchange Notes held by the Initial Lenders or their respective affiliates (other than (x) asset management affiliates purchasing Senior Exchange Notes in the ordinary course of their business as part of a regular distribution of the Senior Exchange Notes (“Asset Management Affiliates”) and (y) Senior Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities), shall be prepayable and/or subject to redemption in whole or in part at par plus accrued interest on a non-ratable basis so long as such Senior Exchange Notes are held by them.

C-II-1

Offer to Repurchase Upon a Change of Control:	Substantially consistent with the Company’s 2022 Notes; provided that the definition of “Change of Control” shall apply to the Parent and its subsidiaries rather than the Company and its subsidiaries, except that Senior Exchange Notes held by the Initial Lenders or their respective affiliates (other than Asset Management Affiliates) shall be subject to prepayment at par.

Defeasance and Discharge Provisions:	Substantially consistent with the Company’s 2022 Notes.

Modification:	Substantially consistent with the Company’s 2022 Notes.

Registration Rights:	Within 180 days after the issue date of the Senior Exchange Notes, the Senior Notes Issuers shall file a shelf registration statement with the Securities and Exchange Commission and the Senior Notes Issuers shall use their best efforts to cause such shelf registration statement to be declared effective by within 90 days of such filing and keep such shelf registration statement effective, with respect to resales of the Senior Exchange Notes, for as long as it is required by the holders to resell the Senior Exchange Notes. Upon failure to comply with the requirements of the registration rights agreement (a “Registration Default”), the Senior Notes Issuers shall pay liquidated damages to each holder of Senior Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to one-half of one percent (0.50%) per annum on the principal amount of Senior Exchange Notes held by such holder. The amount of the liquidated damages will increase by an additional one-half of one percent (0.50%) per annum on the principal amount of Senior Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 1.0% per annum.

Covenants; Events of Default:	The indenture governing the Senior Exchange Notes will contain terms, conditions, covenants and events of

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defaults, in each case substantially consistent with the Company’s 2022 Notes, as modified to reflect then-prevailing market conditions as reasonably determined by RBCCM and DBSI (and any other book-runner) and the financial condition and prospects of the Parent and its subsidiaries at such time.

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EXHIBIT D

Project Unicorn

Additional Conditions Precedent

Capitalized terms used in this Exhibit D but not defined herein shall have the meanings set forth in the other Exhibits attached to the commitment letter to which this Exhibit D is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

The initial borrowing under the Facilities shall be subject to the following additional conditions precedent:

1. The Agents’ commitments under the Facilities will be subject to the execution and delivery of definitive Credit Documentation consistent with the terms of the Commitment Letter and the Term Sheets, in each case prepared by counsel to the respective Agents, and otherwise reasonably satisfactory to the Agents.

2. Concurrently with the initial funding under the Facilities and (if applicable) the issuance of the Senior Notes, the Acquisition shall have been consummated in accordance with the terms and conditions of the Arrangement Agreement by and among the Parent, the Company, the Target and others dated as of November 5, 2013 (including, but not limited to, all schedules and exhibits thereto and after giving effect to any alteration, amendment, modification, supplement or waiver permitted below, the “Acquisition Agreement”), and the Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, and neither the Parent nor any affiliate thereof shall have consented to any action which would require the consent of the Parent or such affiliate under the Acquisition Agreement, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lenders in any material respect, in any such case without the prior written consent of the Agents (such consent not to be unreasonably withheld) (it being understood and agreed that any alteration, supplement, amendment, modification, waiver or consent that (a) decreases the purchase price in respect of the Acquisition by 10% or more other than purchase price adjustments pursuant to the express terms of the Acquisition Agreement shall be deemed to be adverse to the interests of the Lenders in a material respect, (b) any increase in the purchase price in respect of the Acquisition shall not be deemed to be adverse to the interests of the Lenders in any material respect, so long as such increase is funded solely by the issuance of the Parent of common equity, or (c) modifies the so-called “Xerox” provisions of the Acquisition Agreement providing protection with respect to exclusive jurisdiction, waiver of jury trial, liability caps and third party beneficiary status for the benefit of the Agents, the Lenders and their respective affiliates shall be deemed to be adverse to the interests of the Lenders in a material respect).

3. All obligations of the Company and its subsidiaries with respect to the indebtedness being refinanced pursuant to the Refinancing shall have been paid in full, and all commitments, security interests and guaranties in connection therewith shall have been terminated and released, and the Endo Intercompany Loans shall have been made as described in Exhibit A. After giving effect to the consummation of the Transaction, the Parent and its subsidiaries shall have no outstanding preferred equity or indebtedness, except for indebtedness incurred pursuant to (i) the Senior Notes and/or the Senior Bridge Facility, (ii) the Senior Secured Credit Facilities, (iii) the Endo Intercompany Loans and other intercompany debt reasonably satisfactory to the Lead Arrangers, (iv) indebtedness (but not indebtedness incurred under the Amended and Restated Credit Agreement, dated as of June 17, 2011, as amended and restated as of March 26, 2013, among, inter alia, the Company, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent (the “Existing Credit Agreement”)) expressly permitted to remain outstanding after the Closing Date pursuant to the Acquisition Agreement (as in effect on the date hereof), (v) any Existing Notes remaining after the consummation of the Refinancing and (vi) any of the Company’s existing 1.750% Convertible Senior Subordinated Notes due 2015 (the “Convertible Notes”) which remain outstanding after the Closing Date, as well as (A) ordinary course capital leases and purchase money indebtedness, in each case that would be permitted under the Existing Credit Agreement (as in effect on the date hereof) and (B) such other existing indebtedness identified to the Lead Arrangers as “surviving debt” prior to the date hereof (the “Existing Indebtedness”).

4. The Agents shall have received evidence to its reasonable satisfaction that the Restructuring shall have been consummated in a manner consistent with the structure paper delivered to the Agents on the date hereof, after giving effect to any modifications thereto that are not adverse to the Administrative Agent or the Lenders.

5. The Guaranties and Security Agreements required by the Senior Secured Credit Facilities Term Sheet shall have been executed and delivered and, subject to the Funds Certain Provisions, the Lenders shall have a first priority perfected security interest in all assets of the Borrowers and the Guarantors as, and to the extent, required by the Senior Secured Credit Facilities Term Sheet.

6. The Lenders shall have received (1) customary legal opinions from counsel (including, without limitation, New York, Luxembourg, Canadian and Irish counsel) in form, scope and substance reasonably acceptable to the Agents, (2) a solvency certificate from the chief financial officer of the Lux Borrower in the form attached as Annex D-I hereto, and (3) other customary closing and corporate documents, resolutions, certificates, instruments, lien searches and deliverables (including borrowing notices), in each case consistent with the Documentation Principles.

7. The Agents shall have received (1) audited consolidated balance sheets and related statements of income and cash flows of each of the Company and the Target for the most recent three fiscal years ended at least 75 days and 90 days, respectively, prior to the Closing Date, (2) unaudited consolidated balance sheets and related statements of income and cash flows of each of the Company and the Target for each fiscal quarter ended after the close of its most recent fiscal year and at least 40 days and

45 days, respectively, prior to the Closing Date and (3) pro forma consolidated financial statements (including a consolidated balance sheet and related statements of income and cash flow) of Irish Intermediate Holdco and its subsidiaries (including the Company and the Acquired Business) meeting the requirements of Regulation S-X for registration statements (as if such a registration statement for a debt issuance of the Senior Notes Issuers became effective on the Closing Date) on Form S-1 and a pro forma consolidated statement of income of Irish Intermediate Holdco for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period ended at least 40 days before the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred at the beginning of such period. The Lead Arrangers hereby acknowledge receipt of (i) the audited financial statements referred to in clause (1) above of each of the Company and the Acquired Business as of, and for the years ended, December 31, 2010, 2011 and 2012 and (ii) the unaudited financial statements of each of the Company and the Acquired Business referred to in clause (2) above as of, and for the periods ended, March 31, 2013 and June 30, 2013.

8. With respect to the Senior Bridge Facility, the Senior Notes Issuers shall have engaged one or more investment banks satisfactory to the Lead Bridge Arrangers (collectively, the “Investment Bank”) to sell or place the Senior Notes and shall ensure that (a) the Investment Bank and the Lead Bridge Arrangers each shall have received, not later than 15 consecutive business days prior to the Closing Date, a draft preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (collectively, the “Offering Documents”) suitable for use in a customary “high-yield road show” relating to the Senior Notes, in each case, which contains all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, unless otherwise agreed), and, except as otherwise agreed by the Investment Bank, all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Senior Notes (subject to exceptions customary for a Rule 144A offering), or that would be necessary for the Investment Bank to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from Irish Intermediate Holdco’s independent accountants and the independent accountants for the Target in connection with the offering of the Senior Notes (and the Senior Notes Issuers shall have made commercially reasonable efforts to arrange the delivery of such comfort or, if no Senior Notes were issued, a draft thereof) (“Required Notes Information”) and (b) the Investment Bank shall have been afforded a period of at least 15 consecutive business days following receipt of an Offering Document including the information described in clause (a) above, to seek to place the Senior Notes with qualified purchasers thereof (provided that the days from and including November 27, 2013 to and including November 29, 2013 shall not be included in determining such 15 consecutive business day period and if such consecutive 15 business day period has not ended prior to December 20, 2013, then it will not commence until January 2, 2014). If you shall in good faith reasonably believe that you have delivered the Required Notes Information, you may deliver to the Lead Bridge Arrangers written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered such Required Notes Information on the date such notice is received and the Notes Marketing Period shall be deemed to have commenced on the date such notice is received, unless the Lead Bridge Arrangers in good faith reasonably believe that you have not completed delivery of such Required Notes Information and, within three business days after its receipt of such notice from you, the Lead Bridge Arrangers deliver a written notice to you to that effect (stating with specificity what Required Notes Information you have not delivered).

9. With respect to the Senior Secured Credit Facilities, the Lead Bank Arrangers shall have had a period of not less than 15 consecutive business days (the “Bank Marketing Period”) after receipt of information customarily delivered by a borrower and necessary for the preparation of a customary confidential information memorandum for senior secured revolving and term loan financings (collectively, the “Required Bank Information”) (it being understood and agreed that such information shall not include any information customarily provided by an investment bank in the preparation of such a confidential information memorandum) to market and syndicate the Senior Secured Credit Facilities (provided that the days from and including November 27, 2013 to and including November 29, 2013 shall not be included in determining such 15 consecutive business day period and if such consecutive 15 business day period has not ended prior to December 20, 2013, then it will not commence until January 2, 2014). If you shall in good faith reasonably believe that you have delivered the Required Bank Information, you may deliver to the Lead Bank Arrangers written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered such Required Bank Information on the date such notice is received and the Bank Marketing Period shall be deemed to have commenced on the date such notice is received, unless the Lead Bank Arrangers in good faith reasonably believe that you have not completed delivery of such Required Bank Information and, within three business days after its receipt of such notice from you, the Lead Bank Arrangers deliver a written notice to you to that effect (stating with specificity what Required Information you have not delivered).

10. At least 23 business days prior to the Closing Date, the Company shall have launched a Change of Control Offer for each series of Existing Notes. Each Change of Control Offer shall be conducted on terms and conditions as set forth in the indenture governing such series of Existing Notes.

11. To the extent invoiced at least two business days prior to the Closing Date, all costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Commitment Letter and the Fee Letter, payable to each Agent and the Lenders shall have been paid to the extent due.

12. The Agents shall have received a copy of a letter appointing a process agent reasonably acceptable to the Agents as process agent for each of the Parent, Irish Intermediate Holdco, the Lux Holdco, the Lux Borrower, the Lux Notes Issuer and the Canadian Borrower in form and substance satisfactory to the Agents.

13. The Agents shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act to the extent requested at least 10 days prior to the Closing Date.

14. The Closing Date shall have occurred on or prior to the Expiration Date.

15. The Specified Representations and the Acquisition Agreement Representations shall be true and correct in all material respects.

16. The Agents shall have received evidence satisfactory to them that each of the Parent and Irish Intermediate Holdco have complied with the requirements of section 60 of the Irish Companies Act, 1963 relating to the provision of financial assistance.

ANNEX D-I

[NAME OF THE LUX BORROWER]

[CORPORATE DETAILS]

(the “Lux Borrower”)

SOLVENCY CERTIFICATE

[DATE]

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [    ] of the Credit Agreement, dated as of             ,     , among [                    ] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [                    ], [manager/director] of the Lux Borrower (after giving effect to the Transactions), in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Lux Borrower that as of the date hereof, after giving effect to the consummation of the Transactions (including the execution and delivery of the Acquisition Agreement and the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof):

1. The fair value of the assets of the Lux Borrower and its Restricted Subsidiaries on a consolidated basis will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise.

2. The present fair saleable value of the property of the Lux Borrower and its Restricted Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3. The Lux Borrower and its Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

4. The Lux Borrower and its Restricted Subsidiaries on a consolidated basis will not have incurred and do not intend to incur, or believe that they will incur, any debts and liabilities, subordinated, contingent or otherwise, including current obligations, that they do not believe that they will be able to pay (based on their assets and cash flow) as such debts and liabilities become due (whether at maturity or otherwise).

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5. In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section [    ] of the Credit Agreement (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and business of Lux Borrower and its Restricted Subsidiaries.

6. The Lux Borrower and the Lux Holdco are not subject to nor, as applicable, do they meet or threaten to meet the criteria of bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée), reprieve from payment (sursis de paiement), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally and no application has been made or is to be made by their respective [managers/directors] or, as far as they are aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any voluntary or judicial insolvency, winding-up, liquidation or similar proceedings,

7. For purposes of this certificate, the terms below shall have the following definitions:

(a)	“fair value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Lux Borrower and its Restricted Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)	“present fair salable value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Lux Borrower and its Restricted Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)	“stated liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Lux Borrower and its Restricted Subsidiaries taken as a whole, determined in accordance with GAAP consistently applied.

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(d)	“contingent liabilities”

The estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Lux Borrower and its Restricted Subsidiaries taken as a whole (but exclusive of such contingent liabilities to the extent reflected in stated liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Lux Borrower.

(e)	“The Lux Borrower and its Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital”

For the period from the date hereof through the Maturity Date, the Lux Borrower and its Restricted Subsidiaries taken as a whole is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

[ ]

By:

Name:
Title: